   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1999

                                                           REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            LUCENT TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 3661                                22-3408857
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                            ------------------------

                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             PAMELA F. CRAVEN, ESQ.
                      VICE PRESIDENT -- LAW AND SECRETARY
                            LUCENT TECHNOLOGIES INC.
                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             ROBERT I. TOWNSEND, III, ESQ.                                JOHN M. HESSION, ESQ.
                CRAVATH, SWAINE & MOORE                                 GORDON H. HAYES, JR., ESQ.
           WORLDWIDE PLAZA, 825 EIGHTH AVENUE                        TESTA, HURWITZ & THIBEAULT, LLP
                NEW YORK, NEW YORK 10019                                     125 HIGH STREET
                     (212) 474-1000                                    BOSTON, MASSACHUSETTS 02110
                                                                              (617) 248-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  Upon consummation of the merger referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED              PROPOSED
        TITLE OF EACH CLASS OF               AMOUNT TO BE        MAXIMUM OFFERING     MAXIMUM AGGREGATE         AMOUNT OF
      SECURITIES TO BE REGISTERED           REGISTERED(1)         PRICE PER UNIT      OFFERING PRICE(2)    REGISTRATION FEE(3)
- -------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share, and related preferred stock
  purchase rights(4)...................       28,306,426               N/A              $1,781,833,715           $495,350
- -------------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 50,728,362, the aggregate number of shares of Excel Switching Corporation ("Excel") common stock, par value $0.01 per share, outstanding on September 28, 1999 (other than shares owned by Excel, Dallas Merger Inc., a wholly owned subsidiary of the registrant, or the registrant) or issuable pursuant to outstanding options prior to the date the merger is expected to be consummated and (b) an exchange ratio of
    0.558 shares of the registrant's common stock for each share of Excel common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $35.125, the average of the high and low prices per share of Excel common stock on September 24, 1999 as reported on The Nasdaq National Market, multiplied by (b) 50,728,362, the aggregate number of shares of Excel common stock outstanding on September 28, 1999 or issuable pursuant to outstanding options prior to the date the merger is expected to be completed.

(3) Pursuant to Rule 457(b) under the Securities Act, $281,357 of the registration fee was paid on September 13, 1999 in connection with the filing of preliminary proxy materials of Excel on September 13, 1999 and $213,993 of the registration fee was paid on September 30, 1999 in connection with the filing of this registration statement by the registrant on September 30, 1999.

(4) No separate consideration will be received for the rights, which initially will trade together with the common stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          [EXCEL SWITCHING CORP. LOGO]

                          EXCEL SWITCHING CORPORATION
                             255 INDEPENDENCE DRIVE
                          HYANNIS, MASSACHUSETTS 02601

                                                              September 30, 1999

Dear Stockholder:

     You are cordially invited to attend our special meeting of stockholders on Wednesday, November 3, 1999, at 9:00 a.m., local time, at Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts 02601.

     At the special meeting, we will ask you to vote on the merger of Excel Switching Corporation and Lucent Technologies Inc. In the merger, you will receive 0.558 shares of Lucent common stock for each share of Excel common stock that you own. Lucent common stock is listed on the New York Stock Exchange under the trading symbol "LU" and on September 29, 1999, Lucent common stock closed at $63 1/16 per share. You will receive cash for any fractional shares of Lucent common stock which you would otherwise receive in the merger.

     We cannot complete the merger unless the holders of two-thirds of the outstanding shares of Excel common stock vote to approve the merger agreement. Only stockholders who hold shares of Excel common stock at the close of business on September 29, 1999 will be entitled to vote at the special meeting.

     YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATING TO THE MERGER" COMMENCING ON PAGE 12 OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

     AFTER CAREFUL CONSIDERATION, THE EXCEL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN BEST INTERESTS OF EXCEL AND YOU AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     Thank you for your cooperation.

                                          Sincerely,

                                          /s/ Robert P. Madonna
                                          Robert P. Madonna
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement/prospectus or the Lucent common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          THE PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 30, 1999,
     AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 4, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Excel and Lucent from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Excel Switching Corporation     Lucent Technologies Inc.
   255 Independence Drive       c/o The Bank of New York
Hyannis, Massachusetts 02601      Church Street Station
     Investor Relations              P.O. Box 11009
 Telephone: (508) 862-3000    New York, New York 10286-1009
                                Telephone: 1-888-LUCENT6

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY OCTOBER 27, 1999 IN ORDER TO RECEIVE THEM BEFORE YOUR SPECIAL MEETING.

     See "Where You Can Find More Information" on page 52.

                          [EXCEL SWITCHING CORP. LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON WEDNESDAY, NOVEMBER 3, 1999

To the Stockholders of Excel Switching Corporation:

     We will hold a special meeting of the stockholders of Excel Switching Corporation on Wednesday, November 3, 1999, at 9:00 a.m., local time, at Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts 02601, for the following purpose:

        To consider and vote upon a proposal to approve the merger agreement among Lucent Technologies Inc., Dallas Merger Inc., a wholly owned subsidiary of Lucent, and Excel. Under the merger agreement, each outstanding share of Excel common stock will be converted into the right to receive 0.558 shares of Lucent common stock.

     We will transact no other business at the special meeting.

     Only holders of record of shares of Excel common stock at the close of business on September 29, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

     We cannot complete the merger unless the holders of two-thirds of the outstanding shares of Excel common stock vote to approve the merger agreement. Excel stockholders who do not vote in favor of the approval of the merger agreement have the right to demand appraisal of their shares of Excel common stock and to receive payment in cash for the fair value of their shares determined in accordance with Massachusetts law.

     FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX 1.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement.

     Please do not send any stock certificates at this time.

                                          By Order of the Board of Directors,

                                          /s/ Christopher Stavros
                                          Christopher Stavros
                                          Vice President, General Counsel,
                                          Director and Clerk

Hyannis, Massachusetts
September 30, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................  iii
SUMMARY.....................................................    1
  General...................................................    2
  The Special Meeting.......................................    3
  The Merger................................................    4
  The Companies.............................................    4
  Comparative Per Share Information.........................    6
  Selected Consolidated Historical Financial Data
     Lucent.................................................    8
     Excel..................................................   10
RISK FACTORS RELATING TO THE MERGER.........................   12
  The exchange ratio for Lucent common stock to be received
     in the merger is fixed and will not be adjusted in the
     event of any change in stock price.....................   12
  The price of Lucent common stock may be affected by
     factors different from those affecting the price of
     Excel common stock.....................................   12
THE SPECIAL MEETING.........................................   13
  Date, Time and Place......................................   13
  Purpose of Special Meeting................................   13
  Record Date; Stock Entitled to Vote; Quorum...............   13
  Votes Required............................................   13
  Voting by Excel Directors and Executive Officers..........   13
  Voting of Proxies.........................................   14
  Revocability of Proxies...................................   14
  Solicitation of Proxies...................................   14
THE COMPANIES...............................................   15
  Excel.....................................................   15
  Lucent....................................................   15
THE MERGER..................................................   16
  Background to the Merger..................................   16
  Reasons for the Merger and Board of Directors
     Recommendation.........................................   18
  Opinion of Morgan Stanley & Co. Incorporated..............   20
  Interests of Excel Directors and Management in the
     Merger.................................................   25
  Dissenters' Rights........................................   27
  Accounting Treatment......................................   28
  Form of the Merger........................................   29
  Merger Consideration......................................   29
  Conversion of Shares; Procedures for Exchange of
     Certificates; Fractional Shares........................   29
  Effective Time of the Merger..............................   30
  Stock Exchange Listing of Lucent Common Stock.............   30
  Delisting and Deregistration of Excel Common Stock........   30

                                                              PAGE
                                                              ----
  Material United States Federal Income Tax Consequences of
     the Merger.............................................   31
  Regulatory Matters........................................   33
  Continuation of Excel Employee Benefits...................   33
  Effect on Awards Outstanding Under Excel Stock Plans......   34
  Resale of Lucent Common Stock.............................   34
THE MERGER AGREEMENT AND STOCKHOLDERS AGREEMENT.............   35
  The Merger Agreement......................................   35
  The Stockholders Agreement................................   42
COMPARATIVE STOCK PRICES AND DIVIDENDS......................   43
DESCRIPTION OF LUCENT CAPITAL STOCK.........................   44
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF LUCENT AND
  EXCEL.....................................................   44
  Capitalization............................................   44
  Voting Rights.............................................   45
  Number, Election, Vacancy and Removal of Directors........   45
  Amendments to Certificates of Incorporation and Articles
     of Organization........................................   46
  Amendments to By-Laws.....................................   47
  Stockholder Action........................................   47
  Notice of Certain Stockholder Actions.....................   47
  Special Stockholder Meetings..............................   48
  Limitation of Personal Liability of Directors.............   48
  Dividends.................................................   49
  Conversion................................................   49
  Rights Plan...............................................   49
LEGAL MATTERS...............................................   51
EXPERTS.....................................................   51
STOCKHOLDER PROPOSALS.......................................   51
OTHER MATTERS...............................................   52
WHERE YOU CAN FIND MORE INFORMATION.........................   52
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   54
Annexes
  Annex 1  Agreement and Plan of Merger
  Annex 2  Stockholders Agreement
  Annex 3  Opinion of Morgan Stanley & Co. Incorporated
  Annex 4  Massachusetts Business Corporation
     Law -- Dissenters' Appraisal Rights

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE LUCENT AND EXCEL PROPOSING TO MERGE?

A: Service providers are increasingly demanding scalability and application portability while continuing to demand product reliability and rich operations support. Excel's open and scalable platforms provide the fastest, most efficient way for service providers of all types to get custom applications for their networks. Lucent is recognized as a leader in reliability, services capabilities and sales and marketing support. Together with Excel, Lucent will be able to offer all types of service providers the level of enhanced network functionality they are demanding.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the approval of the merger agreement. If you abstain from voting or do not vote, it will have the effect of a vote against the approval of the merger agreement.

    The special meeting will take place on Wednesday, November 3, 1999. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Excel at the address set forth below. Third, you can attend the special meeting and vote in person.

Q: IF MY EXCEL SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Excel shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the approval of the merger agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the fourth calendar quarter of 1999.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:
           Investor Relations
           Excel Switching Corporation
           255 Independence Drive
           Hyannis, MA 02601
           Telephone: (508) 862-3000

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" on page 52. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                    GENERAL

WHAT EXCEL STOCKHOLDERS WILL RECEIVE IN THE MERGER (page 29)

     In the merger, holders of Excel common stock will receive 0.558 shares of Lucent common stock for each share of Excel common stock that they own. Stockholders will receive cash for any fractional shares which they would otherwise receive in the merger.

OWNERSHIP OF LUCENT FOLLOWING THE MERGER

     Based on the number of outstanding shares of Excel common stock on the record date, we anticipate that Excel stockholders will receive approximately 22,338,035 shares of Lucent common stock in the merger. Based on that number and on the number of outstanding shares of Lucent common stock on the record date, following the merger former Excel stockholders will own approximately 0.7% of the outstanding shares of Lucent common stock.

DISSENTERS' RIGHTS (page 27)

     Excel stockholders have the right under Massachusetts law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Excel common stock determined in accordance with Massachusetts law. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the approval of the merger agreement and must follow specific procedures. These procedures are described in this proxy statement/prospectus, and the provisions of Massachusetts law that grant appraisal rights and govern such procedures are attached as Annex 4.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (page 31)

     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. Assuming that the merger qualifies as a reorganization, holders of Excel common stock generally will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their Excel common stock for Lucent common stock in the merger, except for cash received instead of fractional shares of Lucent common stock.

     Holders of Excel common stock who exercise their statutory appraisal rights and receive payment in cash for the fair value of their shares of Excel common stock will, provided that the receipt of cash is not treated as the receipt of a dividend for United States federal income tax purposes and certain other conditions are satisfied, generally recognize gain or loss upon the receipt of such cash. Interest, if any, awarded by a court will be taxable as ordinary income.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

BOARD OF DIRECTORS RECOMMENDATION TO
STOCKHOLDERS (page 20)

     The Excel board of directors believes that the terms of the merger agreement and the merger are fair to and in the best interests of Excel and its stockholders and unanimously recommends that the stockholders vote FOR the approval of the merger agreement.

     To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 10, 14 and 15.

FAIRNESS OPINION OF FINANCIAL ADVISOR (page 20)

     In deciding to approve the merger, the Excel board of directors considered the opinion, dated as of August 17, 1999, of its financial advisor, Morgan Stanley & Co. Incorporated, as to the fairness, from a financial point of view, of the exchange ratio in the merger to Excel stockholders. This opinion is attached as Annex 3 to this proxy statement/prospectus. WE ENCOURAGE STOCKHOLDERS TO READ THIS OPINION CAREFULLY.

INTERESTS OF EXCEL DIRECTORS AND MANAGEMENT IN THE MERGER (page 25)

     Excel stockholders should note that a number of directors and officers of Excel have interests in the merger as directors or officers that are different from, or in addition to, those of a stockholder. If we complete the merger, indemnification arrangements for current directors and officers of Excel will be continued. In addition, directors, officers and employees with stock options to acquire Excel common stock will have these options converted to stock options to acquire Lucent common stock, and certain stock options held by certain executive officers will vest and become exercisable as a result of the merger.

                         THE SPECIAL MEETING (page 13)

     The special meeting of Excel stockholders will be held at Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts 02601, at 9:00 a.m., local time, on Wednesday, November 3, 1999. At the special meeting, stockholders will be asked to approve the merger agreement.
RECORD DATE; VOTING POWER

     Excel stockholders are entitled to vote at the special meeting if they owned shares as of the close of business on September 29, 1999, the record date.

     On the record date, there were 40,032,322 shares of Excel common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of Excel common stock that they owned on the record date.

VOTE REQUIRED

     The affirmative vote of two-thirds of the shares of Excel common stock outstanding on the record date is required to approve the merger agreement.

VOTING BY EXCEL DIRECTORS AND EXECUTIVE OFFICERS

     On the record date, directors and executive officers of Excel and their affiliates owned and were entitled to vote 28,622,433 shares of Excel common stock, or approximately 72% of the shares of Excel common stock outstanding on the record date. The directors and executive officers of Excel have indicated that they intend to vote the Excel common stock owned by them for the approval of the merger agreement. Under the terms of a stockholders agreement with Lucent, Robert P. Madonna, Chairman of the Board, President and Chief Executive Officer of Excel, has agreed to vote his shares of Excel common stock, and the shares over which he has voting control, for approval of the merger agreement. On the record date, Mr. Madonna owned and was entitled to vote 26,883,150 shares of Excel common stock, or approximately 67% of the shares of Excel common stock outstanding on the record date. As a result, Mr. Madonna's vote will be sufficient to approve the merger agreement.

                              THE MERGER (page 16)

     The merger agreement is attached as Annex 1 to this proxy statement/prospectus. We encourage you to read the merger agreement. It is the principal document governing the merger.

CONDITIONS TO THE MERGER (page 35)

     Lucent and Excel will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

     - holders of two-thirds of the outstanding shares of Excel common stock must approve the merger agreement

     - the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated

     - no legal restraints or prohibitions may exist which prevent the completion of the merger or are reasonably likely to have a material adverse effect on Excel or Lucent

     - Lucent common stock issuable to Excel stockholders must have been approved for listing on the New York Stock Exchange

     - Lucent and Excel must receive letters from PricewaterhouseCoopers LLP and Arthur Andersen LLP regarding those firms' agreement with Lucent management's and Excel management's conclusions, respectively, that no condition exists that would prevent accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16

     - Testa, Hurwitz & Thibeault, LLP, counsel to Excel, must deliver an opinion to Excel, and Cravath, Swaine & Moore, counsel to Lucent, must deliver an opinion to Lucent, in each case stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code

     - Lucent and Excel must satisfy the representations, warranties and covenants contained in the merger agreement in all material respects.

TERMINATION OF THE MERGER AGREEMENT (page 38)

     1. Lucent and Excel can jointly agree to terminate the merger agreement at any time without completing the merger.

     2. Lucent or Excel can terminate the merger agreement if:

     - Lucent and Excel do not complete the merger by March 31, 2000

     - a governmental authority or other legal action permanently prohibits the completion of the merger or is reasonably likely to have a material adverse effect on either Lucent or Excel

     - the other party breached in any material respect any of its representations, warranties or obligations under the merger agreement and has not cured the breach within 30 days after written notice.

STOCKHOLDERS AGREEMENT (page 42)

     Mr. Madonna and his affiliated entities, who on the record date together held approximately 67% of Excel common stock then outstanding, have agreed to vote the shares of Excel common stock over which they have voting power or control in favor of the approval of the merger agreement.

REGULATORY MATTERS (page 33)

     United States antitrust laws prohibit Lucent and Excel from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Lucent and Excel each filed the required notification and report forms with the Antitrust Division of the Department of

Justice and the Federal Trade Commission on August 30, 1999. The waiting period with respect to each of Lucent and Excel was terminated on September 22, 1999.

     Lucent and Excel do not currently expect that other filings or approvals will be required in other jurisdictions in connection with the merger. However, if any such filings or approvals become necessary, Lucent and Excel intend to take all necessary actions to comply with such filing requirements or obtain such approvals.

ACCOUNTING TREATMENT (page 28)

     Lucent and Excel expect the merger to qualify as a pooling of interests, which means that the merger of Lucent and Excel will be accounted for as if Lucent and Excel had always been combined for accounting purposes. As a result, the basis of assets and liabilities of Excel will be reflected in the consolidated financial statements of Lucent at Excel's historical book values.

EXPENSES (page 40)

     Each of Lucent and Excel will bear all expenses it incurs in connection with the merger, except that Lucent and Excel will share equally the costs of filing with the Securities and Exchange Commission the registration statement of which this proxy statement/ prospectus is a part, printing and mailing this proxy statement/prospectus and the filing fees incurred in connection with obtaining regulatory approval for the merger in the United States.

                            THE COMPANIES (page 15)

Excel Switching Corporation
255 Independence Drive
Hyannis, MA 02601
(508) 862-3000

     Excel is a leading provider of open switching platforms for telecommunications networks worldwide. Excel develops, manufactures, markets and supports a family of open, programmable, carrier-class switches that address the complex enhanced services and wireless and wireline infrastructure needs of network providers. Excel's products offer network providers the flexibility to address multiple market applications and the scalability to deploy a variety of system capacities. Excel's programmable switching platforms enable network providers to deliver improved networking functionality at a lower cost than purchasing, upgrading or reprogramming traditional, closed, central office switches. Excel's products are currently deployed in telecommunications networks in countries throughout the world.

LUCENT TECHNOLOGIES INC.
600 Mountain Avenue
Murray Hill, NJ 07974
(908) 582-8500

     Lucent designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Lucent is a global leader in the sale of public communications systems, and is a supplier of systems or software to most of the world's largest network operators. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent conducts its research and development activities through Bell Laboratories, one of the world's foremost industrial research and development organizations.

MARKET PRICE AND DIVIDEND INFORMATION (page 43)

     Shares of Lucent common stock are listed on the New York Stock Exchange. Shares of Excel common stock are quoted on The Nasdaq National Market. The following table presents:

     - the last reported sale price of one share of Lucent common stock, as reported on the New York Stock Exchange Composite Transaction Tape

     - the last reported sale price of one share of Excel common stock, as reported on The Nasdaq National Market

     - the market value of one share of Excel common stock on an equivalent per share basis,

in each case as if the merger had been completed on August 17, 1999, the last full trading day prior to the public announcement of the proposed merger, and on September 29, 1999, the last day for which such information could be calculated prior to the date of this proxy statement/prospectus. The equivalent price per share data for Excel common stock has been determined by multiplying the last reported sale price of one share of Lucent common stock on each of these dates by the exchange ratio of 0.558.

                                               EQUIVALENT
                                               PRICE PER
                                                SHARE OF
                         LUCENT    EXCEL         EXCEL
                         COMMON    COMMON        COMMON
DATE                     STOCK     STOCK         STOCK
- ----                     ------    ------      ----------
August 17, 1999........   $66 1/2   $27  9/16    $37.11
September 29, 1999.....   $63 1/16  $34 15/16    $35.19

     Lucent has historically paid a regular quarterly dividend, currently $0.02 per share, to its stockholders. The payment of dividends by Lucent in the future will depend on business conditions, its financial position, earnings and other factors. Excel has never paid cash dividends to its stockholders.

                       COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per common share information for Lucent on a consolidated basis, for Lucent and Excel on a pro forma combined basis and for Excel on an historical basis. Lucent's consolidated results were restated to include the results of Kenan Systems Corporation and Ascend Communications, Inc. which merged with Lucent on February 26, 1999 and June 24, 1999, respectively. Each of the Kenan and Ascend mergers was accounted for as a pooling of interests. Excel's consolidated results were restated to include the results of RAScom, Inc., which merged with Excel on May 10, 1999. The RAScom merger was accounted for as a pooling of interests. All per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and on April 1, 1998. Lucent's fiscal year ends on September 30 and Excel's fiscal year ends on December 31.

     The unaudited "pro forma combined" and the unaudited "pro forma equivalent -- Excel" information assumes that the merger of Excel and Lucent is accounted for as a pooling of interests and had occurred at the beginning of the earliest period presented. The unaudited "pro forma combined" information combines the financial information of Lucent for the six months ended March 31, 1999 and 1998, for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996, with the financial information of Excel for the six months ended June 30, 1999 and June 27, 1998, for each of the two years in the period ended December 31, 1998 and for a nine-month period ended December 28, 1996. Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30 and reported results for the nine-month transition period ended September 30, 1996. Lucent's results for the nine-month period ended June 30, 1999 and the six-month period ended March 31, 1999 and Excel's results for the six-month period ended June 30, 1999 may not be indicative of the results for the full year.

     The unaudited "pro forma equivalent -- Excel" information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of
0.558. This information shows how each share of Excel common stock would have participated in net earnings, cash dividends and book value of Lucent if the merger had been completed at the beginning of the earliest period presented. However, these amounts do not necessarily reflect future per share levels of net earnings, cash dividends or book value of Lucent. The following unaudited comparative and unaudited pro forma per share data is calculated from the consolidated historical financial statements of Lucent and the consolidated historical financial statements of Excel.

     STOCKHOLDERS SHOULD READ THE INFORMATION IN THIS SECTION ALONG WITH LUCENT'S CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS AND EXCEL'S CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED IN THE DOCUMENTS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 52.

                                       AT OR FOR THE                        AT OR FOR THE
                                        NINE MONTHS      AT OR FOR THE      TWELVE MONTHS    AT OR FOR THE
                                           ENDED       SIX MONTHS ENDED         ENDED         NINE MONTHS
                                         JUNE 30,          MARCH 31,        SEPTEMBER 30,        ENDED
                                       -------------   -----------------   ---------------   SEPTEMBER 30,
                                       1999    1998     1999      1998      1998     1997        1996
                                       -----   -----   -------   -------   ------   ------   -------------
LUCENT -- HISTORICAL
  Basic earnings per share...........  $1.26   $0.28   $ 1.01    $ 0.33    $0.35    $0.16       $0.14
  Diluted earnings per share.........   1.22    0.27     0.98      0.32     0.34     0.15        0.14
  Cash dividends declared per
     share...........................   0.06    0.06     0.04      0.038    0.078    0.056       0.038
  Book value per share...............   4.07    2.37     3.73      2.37     2.55     1.51        1.20

                          AT OR FOR THE   AT OR FOR THE    AT OR FOR THE   AT OR FOR THE   AT OR FOR THE   AT OR FOR THE
                           SIX MONTHS       SIX MONTHS     TWELVE MONTHS   TWELVE MONTHS   TWELVE MONTHS    NINE MONTHS
                              ENDED           ENDED            ENDED           ENDED           ENDED           ENDED
                            JUNE 30,         JUNE 27,      DECEMBER 31,    DECEMBER 27,    DECEMBER 28,    DECEMBER 28,
                              1999             1998            1998            1997            1996            1996
                          -------------   --------------   -------------   -------------   -------------   -------------
EXCEL -- HISTORICAL
  Basic earnings per
     share..............      $0.26           $0.26            $0.41           $0.48           $0.21           $0.18
  Diluted earnings per
     share..............       0.24            0.23             0.38            0.42            0.18            0.16
  Cash dividends
     declared per
     share..............        N/A             N/A              N/A             N/A             N/A             N/A
  Book value per
     share..............       5.03            4.02             4.30            3.63            0.64            0.64

                                               AT OR FOR THE         AT OR FOR THE        AT OR FOR THE
                                             SIX MONTHS ENDED     TWELVE MONTHS ENDED      NINE MONTHS
                                                 MARCH 31,           SEPTEMBER 30,            ENDED
                                             -----------------    --------------------    SEPTEMBER 30,
                                              1999      1998        1998        1997          1996
                                             ------    -------    --------    --------    -------------
PRO FORMA COMBINED
  Basic earnings per share.................  $1.01     $ 0.33      $0.35       $0.16         $0.14
  Diluted earnings per share...............   0.98       0.32       0.34        0.16          0.14
  Cash dividends declared per share........   0.04       0.038      0.078       0.056         0.038
  Book value per share.....................   3.76       2.40       2.58        1.54          1.20

PRO FORMA EQUIVALENT -- EXCEL
  Basic earnings per share.................  $0.56     $ 0.18      $0.20       $0.09         $0.08
  Diluted earnings per share...............   0.55       0.18       0.19        0.09          0.08
  Cash dividends declared per share........   0.02       0.02       0.04        0.03          0.02
  Book value per share.....................   2.10       1.34       1.44        0.86          0.67

- ---------------
N/A -- Not applicable

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

LUCENT

     Lucent was spun off from AT&T Corp. in 1996. On February 1, 1996, AT&T began transferring to Lucent the assets and liabilities relating to Lucent's operations. Lucent's historical financial data for periods prior to that date reflect the results of operations and the financial position of the business that was transferred to Lucent from AT&T in the separation as if Lucent had been a stand-alone entity and have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Lucent business. Lucent's historical financial data for periods prior to that date also include an allocation of certain AT&T corporate headquarters assets, liabilities and expenses related to the Lucent business. The calculation of earnings (loss) per common share on a historical basis includes the retroactive recognition to January 1, 1995 of the 524,624,894 shares on a pre-split basis, or 2,098,499,576 shares on a post-split basis, owned by AT&T on April 10, 1996.

     Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30 and reported results for the nine-month transition period ended September 30, 1996. All per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and on April 1, 1998.

     Effective October 1, 1998, Lucent changed its method of accounting for pension and post-retirement benefits to allow it to better represent the related expenses in its financial statements. As a result, Lucent recorded a one-time, after-tax gain from the cumulative effect of the accounting change of $1,308 million net of tax of $842 million, or $0.42 per share, for the first fiscal quarter of 1999. Included in net income as a result of the accounting change is $195 million, or $0.06 per diluted share for the nine months ended June 30, 1999 and $130 million, or $0.04 per diluted share, for the six months ended March 31, 1999.

     Lucent's consolidated results were restated to include the results of Kenan Systems Corporation and Ascend Communications, Inc. which merged with Lucent on February 26, 1999 and June 24, 1999, respectively. Each of the Kenan and Ascend mergers was accounted for as a pooling of interests.

     The following selected consolidated financial data of Lucent at September 30, 1998 and 1997, for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996 is derived from audited consolidated financial statements incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data of Lucent at September 30, 1996, December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 is derived from unaudited consolidated financial statements not incorporated by reference in this proxy statement/prospectus and, in the opinion of Lucent's management, includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles.

     The selected consolidated financial data of Lucent at and for the nine months ended June 30, 1999 and 1998, at and for the six months ended March 31, 1999 and 1998, and for the twelve months ended September 30, 1996 is derived from unaudited condensed consolidated financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Lucent's management, includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. Results for the nine-month period ended June 30, 1999 and for the six-month period ended March 31, 1999, may not be indicative of the results for the full year.

     THE INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH LUCENT'S CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 52.

                                  AT OR FOR THE                           AT OR FOR THE
                                   NINE MONTHS        AT OR FOR THE       TWELVE MONTHS
                                      ENDED         SIX MONTHS ENDED          ENDED
                                    JUNE 30,            MARCH 31,         SEPTEMBER 30,
                                -----------------   -----------------   -----------------
                                 1999      1998      1999      1998      1998      1997
                                -------   -------   -------   -------   -------   -------
                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues....................  $27,728   $23,232   $18,413   $15,590   $31,806   $27,611
  Operating income (loss).....    4,177     1,960     2,900     1,748     2,638     1,599
  Net income (loss)...........    3,818       815     3,068       965     1,035       449
  Basic earnings (loss) per
    share.....................     1.26      0.28      1.01      0.33      0.35      0.16
  Diluted earnings (loss) per
    share.....................     1.22      0.27      0.98      0.32      0.34      0.15
  Dividends declared per
    share.....................     0.06      0.06      0.04     0.038     0.078     0.056
BALANCE SHEET DATA:
  Total assets................  $37,156   $26,919   $35,560   $26,124   $29,363   $25,006
  Total debt..................    6,792     4,322     6,901     3,816     4,640     4,203
  Shareowners' equity.........   12,403     6,296    11,328     6,276     7,709     4,379

                                                                  AT OR FOR THE
                                  AT OR FOR       AT OR FOR       TWELVE MONTHS
                                 THE TWELVE       THE NINE            ENDED
                                MONTHS ENDED    MONTHS ENDED      DECEMBER 31,
                                SEPTEMBER 30,   SEPTEMBER 30,   -----------------
                                    1996            1996         1995      1994
                                -------------   -------------   -------   -------
                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues....................     $24,215         $16,639      $21,718   $19,867
  Operating income (loss).....        (656)            734         (921)      985
  Net income (loss)...........        (604)            382         (813)      497
  Basic earnings (loss) per
    share.....................       (0.23)           0.14        (0.34)      N/A
  Diluted earnings (loss) per
    share.....................       (0.23)           0.14        (0.34)      N/A
  Dividends declared per
    share.....................       0.038           0.038           --       N/A
BALANCE SHEET DATA:
  Total assets................     $23,572         $23,572      $20,217   $17,475
  Total debt..................       3,997           3,997        4,018     3,164
  Shareowners' equity.........       3,462           3,462        1,917     2,583

- ---------------
N/A -- Not applicable

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

EXCEL

     The following selected historical financial data of Excel at December 31, 1998 and December 27, 1997, and for each of the three fiscal years in the period ended December 31, 1998 is derived from audited consolidated financial statements incorporated by reference in this proxy statement/prospectus.

     The selected historical financial data of Excel at December 28, 1996, December 31, 1995 and December 31, 1994, and for each of the two years in the period ended December 31, 1995 is derived from unaudited consolidated financial statements not incorporated by reference in this proxy statement/prospectus.

     The selected historical financial data of Excel at and for the six months ended June 30, 1999 and June 27, 1998 is derived from unaudited condensed consolidated financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Excel's management, includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles.

     The selected historical financial data of Excel at or for the nine months ended December 28, 1996 was calculated by subtracting the three-month period ended March 31, 1996 from the twelve-month period ended December 28, 1996. In the opinion of Excel's management, this selected historical financial data includes all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. Results for the six-month period ended June 30, 1999 may not be indicative of the results for the full year.

     On May 10, 1999, Excel completed an acquisition of RAScom, Inc. The RAScom merger was accounted for as a pooling of interests. Accordingly, Excel's financial statements for the period ended June 30, 1999 reflect the combined results of both entities. In addition, financial results for previous periods have been restated to reflect the combined operations for both entities since inception. During the second quarter of 1999, Excel recorded a one-time charge for acquisition related expenses of approximately $2.1 million.

     THE INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH EXCEL'S CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 52.

                             AT OR FOR THE   AT OR FOR THE   AT OR FOR THE   AT OR FOR THE
                              SIX MONTHS      SIX MONTHS     TWELVE MONTHS   TWELVE MONTHS
                                 ENDED           ENDED           ENDED           ENDED
                               JUNE 30,        JUNE 27,      DECEMBER 31,    DECEMBER 27,
                                 1999            1998            1998            1997
                             -------------   -------------   -------------   -------------
                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
 Revenues..................       $ 81           $ 58             $129           $ 92
 Operating income..........         14             12               20             23
 Net income................         10              9               15             15
 Basic earnings per
   share...................       0.26           0.26             0.41           0.48
 Diluted earnings per
   share...................       0.24           0.23             0.38           0.42
 Dividends declared per
   share...................        N/A            N/A              N/A            N/A
BALANCE SHEET DATA:
 Total assets..............       $231           $180             $207           $164
 Total debt................          8              1                8              5
 Shareowners' equity.......        184            132              147            119

                             AT OR FOR THE   AT AND FOR THE   AT OR FOR THE   AT OR FOR THE
                             TWELVE MONTHS    NINE MONTHS     TWELVE MONTHS   TWELVE MONTHS
                                 ENDED           ENDED            ENDED           ENDED
                             DECEMBER 28,     DECEMBER 28,    DECEMBER 31,    DECEMBER 31,
                                 1996             1996            1995            1994
                             -------------   --------------   -------------   -------------
                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
 Revenues..................        $62             $50             $36             $21
 Operating income..........         10               9               9               7
 Net income................          6               5               5               4
 Basic earnings per
   share...................       0.21            0.18            0.19            0.15
 Diluted earnings per
   share...................       0.18            0.16            0.17            0.13
 Dividends declared per
   share...................        N/A             N/A             N/A             N/A
BALANCE SHEET DATA:
 Total assets..............        $42             $42             $23             $10
 Total debt................          5               5               4               0
 Shareowners' equity.......         18              18              12               6

- ---------------
N/A -- Not applicable

                      RISK FACTORS RELATING TO THE MERGER

     In addition to the other information included and incorporated by reference in this proxy statement/ prospectus, Excel stockholders should consider carefully the matters described below in determining whether to approve the merger agreement.

     - THE EXCHANGE RATIO FOR LUCENT COMMON STOCK TO BE RECEIVED IN THE MERGER IS FIXED AND WILL NOT BE ADJUSTED IN THE EVENT OF ANY CHANGE IN STOCK PRICE. Under the merger agreement, each share of Excel common stock will be converted into the right to receive 0.558 shares of Lucent common stock. This exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of Lucent common stock or Excel common stock. The prices of Lucent common stock and Excel common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting. These prices may vary because of changes in the business, operations or prospects of Lucent or Excel, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the prices of Lucent common stock and Excel common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed. We urge Excel stockholders to obtain current market quotations for Lucent common stock and Excel common stock.

     - THE PRICE OF LUCENT COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF EXCEL COMMON STOCK. Upon completion of the merger, holders of Excel common stock will become holders of Lucent common stock. Lucent's business differs from that of Excel, and Lucent's results of operations, as well as the price of Lucent common stock, may be affected by factors different from those affecting Excel's results of operations and the price of Excel common stock. For a discussion of Lucent's and Excel's businesses and certain factors to consider in connection with such businesses, see Lucent's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended, Lucent's Form 8-K dated August 2, 1999, filed to restate Lucent's financial results for the merger of Lucent and Ascend, and Excel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Excel's Form 8-K/A dated August 27, 1999, filed to restate Excel's financial results for the merger of Excel and RAScom, which are incorporated by reference in this proxy statement/prospectus.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of Excel as part of the solicitation of proxies by the Excel board of directors for use at the special meeting.

DATE, TIME AND PLACE

     We will hold the special meeting at Sheraton Hyannis Resort, West End Circle, Hyannis, Massachusetts 02601, at 9:00 a.m., local time, on Wednesday, November 3, 1999.

PURPOSE OF SPECIAL MEETING

     At the special meeting, we are asking holders of Excel common stock to approve the merger agreement. The Excel board of directors has unanimously approved the merger agreement and the merger, has unanimously determined that the merger agreement and the merger are fair to and in the best interests of Excel and its stockholders and unanimously recommends that Excel stockholders vote FOR the approval of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of Excel common stock at the close of business on September 29, 1999, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 40,032,322 shares of Excel common stock were issued and outstanding and held by approximately 199 holders of record. A quorum is present at the special meeting if a majority of the shares of Excel common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Excel common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger agreement.

VOTES REQUIRED

     The approval of the merger agreement requires the affirmative vote of two-thirds of the shares of Excel common stock outstanding on the record date. IF AN EXCEL STOCKHOLDER ABSTAINS FROM VOTING OR DOES NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL COUNT AS A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT.

VOTING BY EXCEL DIRECTORS AND EXECUTIVE OFFICERS

     At the close of business on the record date, directors and executive officers of Excel and their affiliates owned and were entitled to vote 28,622,433 shares of Excel common stock, which represented approximately 72% of the shares of Excel common stock outstanding on that date. Each Excel director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Excel common stock owned by him or her for the approval of the merger agreement. Under the terms of a stockholders agreement, Mr. Madonna has agreed to vote his shares of Excel common stock, and the shares over which he has voting control, for the approval of the merger agreement. On the record date, Mr. Madonna owned and was entitled to vote 26,883,150 shares of Excel common stock or approximately 67% of the shares of Excel common stock outstanding on the record date. As a result, Mr. Madonna's vote will be sufficient to approve the merger agreement.

VOTING OF PROXIES

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted for the approval of the merger agreement.

     Shares of Excel common stock represented at the special meeting but not voting, including shares of Excel common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If an Excel stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the approval of the merger agreement. Brokers who hold shares of Excel common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and count as votes against the approval of the merger agreement.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any such adjournment or postponement.

     Excel does not expect that any matter other than the proposal to approve the merger agreement will be brought before the special meeting. If, however, the Excel board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Excel a duly executed revocation of proxy, by submitting a duly executed proxy to the Secretary of Excel bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Excel will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Excel and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Excel will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Excel will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of Excel common stock certificates will be mailed to Excel stockholders as soon as practicable after completion of the merger.

                                 THE COMPANIES

EXCEL

     Excel is a leading provider of open switching platforms for telecommunications networks worldwide. Excel develops, manufactures, markets and supports a family of open, programmable, carrier-class switches that address the complex enhanced services and wireless and wireline infrastructure needs of network providers. Excel's products offer network providers the flexibility to address multiple market applications and the scalability to deploy a variety of system capacities. Excel's programmable switching platforms enable network providers to deliver improved networking functionality at a lower cost than purchasing, upgrading or reprogramming traditional, closed, central office switches. Excel's products are currently deployed in telecommunications networks in countries throughout the world.

     Excel was incorporated in Massachusetts in January 1988. Additional information regarding Excel is contained in Excel's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 52.

LUCENT

     Lucent designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Lucent is a global leader in the sale of public communications systems, and is a supplier of systems or software to most of the world's largest network operators. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent conducts its research and development activities through Bell Laboratories, one of the world's foremost industrial research and development organizations.

     Lucent was incorporated in Delaware in November 1995. Lucent was a wholly owned subsidiary of AT&T prior to its initial public offering of common stock in April 1996, and became completely separate from AT&T when the remaining shares of Lucent common stock held by AT&T were distributed to AT&T's stockholders in September 1996. Additional information regarding Lucent is contained in Lucent's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 52.

                                   THE MERGER

     The following discussion summarizes the material terms of the merger, the merger agreement and the stockholders agreement. Stockholders should read carefully the merger agreement and the stockholders agreement, which are attached as Annexes 1 and 2 to this proxy statement/prospectus.

BACKGROUND TO THE MERGER

     On September 3, 1998, representatives from Lucent, including Gerald Zielinski, Switching and Access Director of Business Development, Suzanne Rajchel, Manager of Business Development, Robert Richardson, Technical Manager, and Diane Nolte, a Distinguished Member of the Technical Staff, and Mr. Madonna of Excel met to explore a potential business relationship.

     On September 8, 1998, Lucent and Excel executed a non-disclosure agreement.

     On November 11, 1998, representatives of Lucent, including Messrs. Zielinski and Richardson, and Eric Sumner, Switching and Access Ventures Vice President, and Colin Golder, Switching and Access Strategy and Business Development Vice President, and Mr. Madonna met to further explore potential cooperative business activities including a possible original equipment manufacturer relationship.

     On December 8, 1998, Lucent and Excel executed an additional non-disclosure agreement.

     On December 16, 1998, Lucent and Excel representatives engaged in a conference call to understand the technical aspects of Excel's platform and programmability.

     On February 5, 1999, representatives of Lucent, including Robert Holder, Group President of Lucent's Switching and Access Solutions business unit, Frank D'Amelio, Switching and Access Solutions Vice President of Marketing and Management, and Mr. Sumner met with Mr. Madonna, Russell M. Levesque, Vice President, Product Management of Excel, Christopher Stavros, Vice President, General Counsel of Excel, and Bruce Myers, Controller of Excel. They began discussions regarding a broader business relationship including a possible strategic business combination. They also talked about the process for further discussions.

     On February 26, 1999, Lucent and Excel representatives engaged in a second conference call to gain a further understanding of the technical aspects of Excel's platform and programmability.

     On March 11, 1999, Messrs. Holder and Madonna had a telephone call to discuss a possible business combination between Lucent and Excel. On April 7, 1999, Messrs. Holder, Sumner, Golder and D'Amelio and William Viqueria, Corporate Business Development Vice President, met with Messrs. Madonna, Stavros and Myers, Gadi Tamari, Chief Operating Officer of Excel, and Cordell G. Spencer, Managing Director of Morgan Stanley, Excel's financial advisor, to discuss certain aspects of a potential business combination between Lucent and Excel. On April 16, 1999, Mr. D'Amelio continued discussions with Mr. Madonna.

     On May 10, 1999, Richard A. McGinn, Chairman and Chief Executive Officer of Lucent, and Messrs. Holder, D'Amelio, Madonna, Levesque and David C. Brajczewski, Vice President, Research and Development and Engineering of Excel, met to discuss certain significant terms of a potential business combination between Lucent and Excel, including senior management roles and employee matters.

     From May 10 through May 17, 1999, representatives of Lucent and Excel continued discussions regarding the aspects of a potential business combination including price, form of transaction, roles and responsibilities of Excel senior management following a business combination and timing.

     On May 17, 1999, representatives of Lucent, including Messrs. Holder, D'Amelio, Sumner, Golder and Viqueira met with Messrs. Madonna and Spencer to discuss the aspects of a potential relationship including each company's operations, their respective complementary strengths and the possible advantages of a strategic business combination. They also discussed certain significant terms of a potential strategic business combination, including, among others, the appropriate price, certain senior management roles and other integration issues. Messrs. Holder and Madonna also discussed the price and general framework for a proposed merger. This proposed framework was contingent upon additional due diligence inquiries and negotiation of definitive agreements.

     During the period from May 21, 1999 to June 3, 1999, the companies continued to conduct additional technical, legal and financial due diligence. The companies also discussed senior management roles and integration. Throughout this period, representatives of Lucent and Excel and their financial advisors exchanged and discussed business, personnel, legal and financial information relating to Lucent and Excel.

     On June 4, 1999, Lucent's discussions with Excel about a potential merger were terminated due to business and due diligence concerns of Lucent with respect to Excel.

     On July 21, 1999, Messrs. Holder and Madonna recommenced merger discussions including Excel's recent financial performance and other operational issues.

     During early August 1999, Messrs. Holder and Madonna continued discussions on the terms of a potential merger including price, structure and timing.

     On August 6, 1999, the Lucent board considered the terms of the proposed merger and, after deliberation, approved a merger with Excel pending appropriate agreement on terms and conditions of the merger agreement and stockholders agreement.

     From August 7 through August 16, 1999, representatives of Lucent and Excel, together with their financial and legal advisors, had numerous meetings and telephone calls to discuss and negotiate the terms and conditions of the merger agreement and the stockholders agreement and various other legal, financial and regulatory issues, including, among other things, the treatment of employee benefit plans, the tax treatment of the proposed transaction and the proper accounting treatment of the proposed transaction.

     On August 13, 1999, the Excel board of directors held a special meeting attended by members of Excel's senior management and representatives of Excel's financial and legal advisors to review the status of negotiations with Lucent, the potential benefits of the transaction with Lucent and the principal terms of the merger agreement and related documents. Excel's legal advisors further discussed the terms of the merger agreement and related documents. Excel's financial advisors reviewed the strategic rationale for, and financial analyses relating to, the proposed merger. In addition, at the meeting Morgan Stanley provided its opinion that the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of Excel common stock.

     On August 17, 1999, the Excel board of directors held a special meeting attended by Excel's senior management and representatives of Excel's legal advisors to review the terms of the final drafts of the merger agreement and related documents. Following the discussion, the Excel board of directors unanimously determined that the proposed merger was advisable and unanimously approved the merger agreement and resolved to recommend that Excel stockholders approve the merger agreement.

     The merger agreement was signed by both parties on the night of August 17, 1999. On the morning of August 18, 1999, prior to the commencement of trading, Lucent and Excel issued a joint press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS RECOMMENDATION

     REASONS FOR THE MERGER. In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by Excel stockholders, the Excel board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of the factors considered by the Excel board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Excel board of directors.

     The Excel board of directors considered the following factors as reasons that the merger will be beneficial to Excel and its stockholders:

     - the need for Excel to expand its sales and distribution channels, offer competitive financing alternatives for the purchase of telecommunications products and attract additional qualified personnel

     - access to Lucent's distribution channels, technology, manufacturing resources, global services and marketing and sales support, and access to Bell Laboratories' technology and their advanced work in voice processing and speech recognition

     - Excel's ability to leverage its existing relationships with application developers, original equipment manufacturers and network carriers by offering a broad range of products and services with enhanced financing capabilities and extensive manufacturing and support services

     - the potential of the combined companies to offer customers more complete communications networking capabilities, including voice and data networking as well as software and service solutions

     - Excel's ability to integrate its open, programmable switching technology with Lucent's existing product offerings, providing flexibility for Excel and Lucent to address multiple markets and to meet technology requirements

     - the ability of Excel to utilize Lucent's manufacturing expertise and strong ability to provide financing to customers due to Lucent's size and financial position

     - the ability of Excel to expand its sales and marketing infrastructure by leveraging Lucent's extensive sales and marketing resources

     - the ongoing consolidation in the telecommunications equipment sector generally and the belief that combining with Lucent presents improved business prospects as opposed to remaining independent

     - the complementary nature of the companies' product offerings across a range of products and possible synergies from combining Excel and Lucent

     - the terms and conditions of the Merger Agreement, including closing conditions

     - the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code

     - the transaction being accounted for as a pooling of interests, so that Lucent would not be incurring charges to earnings associated with the application of purchase accounting

     - the opinion of Morgan Stanley Dean Witter that, as of the date of the Merger Agreement and subject to the considerations set forth in the opinion, the 0.558 exchange ratio is fair to the stockholders of Excel, other than Lucent and its affiliates, from a financial point of view.

     In the course of deliberations, the Excel board of directors also considered a number of additional factors relevant to the merger, including:

     - the need for Excel to facilitate third-party financing of customers' equipment purchases

     - information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Excel and Lucent, including the prospects of Excel if it were to continue as an independent company

     - current industry, market and economic conditions

     - the possibility of strategic alternatives to the merger for enhancing long-term stockholder value

     - the impact of the merger on Excel's and Lucent's customers, suppliers and employees

     - the likelihood that the merger would be completed

     - the difficulty of increasing Excel's public stock price due to limited public float, limited daily trading volume and concentration of ownership

     - the need for Excel to significantly enhance sales, marketing and distribution channels, both foreign and domestic.

     The Excel board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - a recognition that Lucent common stock has traded at high valuation multiples, and the risk that such multiples might not be sustained in the future

     - the risk that, despite the efforts of Excel and Lucent after the merger, key personnel might leave Excel

     - the risk that a significant number of Excel's customers and suppliers might cease doing business with Excel

     - the difficulty of managing operations in the different geographic locations in which Excel and Lucent operate

     - the risk that the potential benefits of the merger might not be fully realized.

     The Excel board of directors believed that certain of these risks were unlikely to occur, that Excel could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Excel board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Excel board of directors may have given different weight to different factors.

     RECOMMENDATION OF THE EXCEL BOARD OF DIRECTORS. After careful consideration, the Excel board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Excel and its stockholders and has approved the merger agreement and the merger. The Excel board of directors unanimously recommends that the stockholders of Excel vote FOR the adoption of the merger agreement.

OPINION OF MORGAN STANLEY & CO. INCORPORATED

     Pursuant to a letter dated as of May 1, 1999, Morgan Stanley was engaged to provide financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected by the Excel board of directors to act as Excel's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Excel and the industry in general.

     At the August 13, 1999 meeting of the Excel board of directors, Morgan Stanley rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to holders of Excel common stock. Morgan Stanley confirmed its opinion in writing by delivery to the Excel board of directors of a written opinion dated August 17, 1999.

     The full text of Morgan Stanley's written opinion dated August 17, 1999, which sets forth, among other things, assumptions made, procedures followed, matters considered and the limits of the review undertaken, is attached as Annex 3 to this proxy statement/prospectus and is incorporated herein by reference. Holders of Excel common stock are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is addressed to the Excel board of directors and addresses the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Excel common stock and it does not address any other aspect of the merger nor does it constitute a recommendation to any holder of Excel common stock as to how Excel common stockholders should vote at the special meeting. The summary of the opinion of Morgan Stanley set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its opinion.

     In rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Excel and Lucent

     - reviewed certain internal financial statements and other financial and operating data concerning Excel prepared by the management of Excel

     - analyzed certain financial projections prepared by the management of Excel

     - discussed with senior executives of Excel the past and current operations and financial condition and the prospects of Excel, including information relating to certain strategic, financial and operational benefits anticipated from the merger

     - discussed with senior executives of Lucent the past and current operations and financial condition and the prospects of Lucent, including information relating to certain strategic, financial and operational benefits anticipated from the merger

     - reviewed the pro forma impact of the merger on Lucent's earnings per share and other financial ratios

     - reviewed the reported prices and trading activity for the Excel common stock and the Lucent common stock

     - discussed with the senior management of Excel and representatives of Lucent certain research analyst projections for Excel and Lucent, respectively

     - compared the financial performance of Excel and Lucent and the prices and trading activity of Excel common stock and Lucent common stock with that of certain other publicly-traded companies and their securities

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions

     - participated in discussions and negotiations among representatives of Excel and Lucent and their respective financial and legal advisors

     - reviewed the draft merger agreement and certain related documents

     - performed such other analyses and considered such other factors as Morgan Stanley has deemed appropriate.

     In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of this opinion. With respect to the financial projections, including the information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Excel. In addition, Morgan Stanley assumed that the merger will be completed in accordance with the terms of the merger agreement, including, among other things, that the merger will be accounted for as a pooling of interests business combination in accordance with United States generally accepted accounting principles and that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Excel, nor has it been furnished with any such appraisals. As the Excel board of directors was aware, Lucent did not make available its forecasts of future financial performance. Instead, for purposes of its analysis, Morgan Stanley relied upon, with the consent of the Excel board of directors, the publicly available estimates of certain research analysts for Lucent. The Morgan Stanley opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Morgan Stanley opinion.

     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with its oral opinion and the Morgan Stanley opinion. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     HISTORICAL COMMON STOCK PERFORMANCE. Morgan Stanley's analysis of Excel common stock's performance consisted of an historical analysis of closing prices and trading volumes over the period from November 5, 1997 to August 12, 1999. During that period, based on closing prices on The Nasdaq National Market, Excel common stock achieved a high closing price of $38.00 on December 31, 1998 and a low closing price of $15.00 on December 19, 1997. Additionally, Morgan Stanley noted that Excel common stock closed at a price of $26.00 on August 12, 1999.

     Morgan Stanley's analysis of Lucent common stock's performance consisted of an historical analysis of closing prices and trading volumes over the period from August 12, 1998 to August 12,

1999. During that period, based on closing prices on the New York Stock Exchange, Lucent common stock achieved a high closing price of $78.44 on July 16, 1999 and a low closing price of $28.50 on October 7, 1998. Additionally, Morgan Stanley noted that Lucent common stock closed at a price of $63.75 on August 12, 1999.

     COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley performed an historical analysis of closing prices from August 12, 1998 to August 12, 1999 of: Excel common stock; Lucent common stock; the S&P 500 Index; and an index of comparable networking companies, consisting of Nortel Networks Corporation, Tellabs Inc., ADC Telecommunications, Newbridge Networks Corporation, Ciena Corporation, Pairgain Technologies Inc., ADTRAN Inc., Advanced Fibre Communication, Cisco Systems Inc., 3Com Corporation, Cabletron Systems Inc., Comverse Technology Inc. and Dialogic Corporation (unaffected trading price pre-merger announcement)(1) (the "Networking Companies"). Morgan Stanley compared the performance of such companies and indices to the performance of Excel common stock and Lucent common stock during such period. Morgan Stanley observed that over the period from August 12, 1998 to August 12, 1999, the Networking Companies Index increased 55%, Lucent common stock increased 38%, the S&P 500 increased 22%, and Excel common stock increased 17%.

     PEER GROUP COMPARISON. Morgan Stanley also compared certain financial information of Excel and Lucent with publicly available information of the Networking Companies. The following table presents, as of August 12, 1999, the median for the Networking Companies of share price to projected calendar year 1999 and 2000 earnings multiples, calendar year 1999 earnings multiples divided by long term growth rates and aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 1999 revenues, compared to the values indicated for the Excel and Lucent estimates. All earnings and growth estimates are based on the median estimates from securities research analysts.

                                                                           SHARE PRICE TO
                                                                              PROJECTED
                                                                            CALENDAR YEAR
                                             SHARE PRICE TO PROJECTED       1999 EARNINGS    AGGREGATE VALUE
                                                   CALENDAR YEAR           DIVIDED BY LONG    TO ESTIMATED
                                           -----------------------------     TERM GROWTH      CALENDAR YEAR
                                           1999 EARNINGS   2000 EARNINGS        RATES         1999 REVENUES
                                           -------------   -------------   ---------------   ---------------
Excel....................................      33.3x           23.2x              95%              5.9x
Lucent...................................      49.4x           40.1x             247%             33.0x
Networking Companies.....................      41.3x           30.6x             180%              3.3x

     No company utilized in the peer group comparison analysis as a comparison is identical to Excel or Lucent. In evaluating the peer groups, Morgan Stanley made judgements and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Excel or Lucent, such as the impact of competition on the business of Excel or Lucent and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Excel or Lucent or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Using publicly available information, Morgan Stanley reviewed the terms of certain announced, pending or completed networking industry

- ---------------

(1)Announced a transaction with Intel Corporation on June 1, 1999. Analysis based on unaffected trading price prior to the transaction announcement. Dialogic is not included in Comparative Stock Price Performance analysis.

transactions and compared certain statistics for these transactions to the relevant financial statistics for Excel based on the value of Excel implied by the exchange ratio and the closing price for Excel common stock and Lucent common stock as of August 12, 1999. The following table presents the implied multiples and premiums to trading price, using the low, median and high multiples of aggregate value divided by forward revenue estimates, forward estimated earnings, price to projected forward earnings divided by the estimated long term growth rate, and the one trading day and 30-day average to announcement offer price premiums for the selected precedent transactions, compared to the respective earnings and revenue multiples and offer price premium for the transaction implied by the offer as of August 12, 1999.

                                                        IMPLIED OFFER PRICE TO       IMPLIED OFFER PRICE PREMIUMS
                                                      ---------------------------   ------------------------------
                                                                      FORWARD
                            IMPLIED AGGREGATE VALUE                  EARNINGS                           30-DAY
                            (BASED ON OFFER PRICE)     FORWARD    DIVIDED BY EST.   1 TRADING DAY      AVERAGE
                                 TO ESTIMATES         ESTIMATED      LONG TERM        PRIOR TO         PRIOR TO
                                FORWARD REVENUE       EARNINGS      GROWTH RATE     ANNOUNCEMENT     ANNOUNCEMENT
                            -----------------------   ---------   ---------------   -------------   --------------
Networking Transactions
  Low.....................            2.0x               26.7x            79%           (0.3)%            9.2%
  Median..................            3.1x               38.2x           180%           18.8%            49.8%
  High....................            9.4x              229.4x         1,454%           37.4%            85.3%
Excel(1)..................            8.7x               47.4x           135%           42.3%            27.0%

- ---------------
(1) Based on analysts' estimates.

     No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Excel or Lucent, such as the impact of competition on Excel or Lucent and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Excel or Lucent or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

     DISCOUNTED EQUITY ANALYSIS. Morgan Stanley performed an analysis of the present value per share of Excel's respective future trading prices based on ranges of the following assumptions: earnings per share estimates for the calendar year 2000, 2001 and 2002; illustrative multiples of earnings per share, ranging from 20.0 to 30.0; and an illustrative discount rate range of 15-20%. Based on these assumptions, Morgan Stanley calculated the present value of future theoretical trading values, ranging from approximately $25.00 to $33.00 per Excel share.

     EXCHANGE RATIO ANALYSIS. Morgan Stanley reviewed the ratios of the closing prices of Excel common stock divided by the corresponding prices of Lucent common stock over various periods during the period from August 12, 1998 to August 12, 1999 and computed the premiums represented by the exchange ratio over the averages of these daily ratios over various periods. The following table presents the range of average implied exchange ratios over the period covered as of August 12, 1999, compared to the exchange ratio.

                                                               AVERAGE
                                                               IMPLIED       PREMIUM REPRESENTED
                                                               EXCHANGE       BY EXCHANGE RATIO
                                                              RATIO OVER     OVER AVERAGE IMPLIED
PERIOD ENDING AUGUST 12, 1999                                   PERIOD          EXCHANGE RATIO
- -----------------------------                                 ----------    ----------------------
As of August 12, 1999.......................................     0.408x              43.9%
10 Trading Days.............................................     0.395x              48.4%
30 Trading Days.............................................     0.424x              38.4%
60 Trading Days.............................................     0.421x              39.5%
90 Trading Days.............................................     0.402x              46.1%
Latest Twelve Month Average.................................     0.487x              20.5%

     PRO FORMA ANALYSIS OF THE MERGER. Morgan Stanley analyzed the pro forma impact of the merger on earnings per share for Lucent for the fiscal years 2000 and 2001. The pro forma results were calculated as if the merger had closed at the beginning of Lucent's fiscal 2000, and were based on projected earnings derived from First Call Estimates for Excel and Lucent. The pro forma analysis also took into account the pooling accounting assumptions and followed United States generally accepted accounting principles in deriving earnings. Morgan Stanley noted that, without including synergies, on a United States generally accepted accounting principles basis, the merger would be neutral to Lucent's earnings per share in fiscal 2000 and slightly accretive to Lucent's earnings per share in fiscal 2001.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all its analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Excel or Lucent.

     In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Excel or Lucent. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement and were provided to the Excel board of directors in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which Excel or Lucent might actually be sold. In addition, as described above, the Morgan Stanley opinion was one of the many factors taken into consideration by the Excel board of directors in making its determination to approve the merger. The exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between Excel and Lucent and was approved by the Excel board of directors. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Excel board of directors with respect to the value of Excel or of whether the Excel board of directors would have been willing to agree to different consideration.

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

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley may continue to provide investment banking services to the combined entity in the future. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of Excel or Lucent for its account or the account of its customers. Morgan Stanley and its affiliates have, in the past, provided financial advisory and financing services to Excel and Lucent and their affiliates and have received fees for the rendering of such services.

     Pursuant to an engagement letter dated May 1, 1999, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Excel agreed to pay Morgan Stanley a fee of approximately $8.1 million if the merger is completed. Excel also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, Excel has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

INTERESTS OF EXCEL DIRECTORS AND MANAGEMENT IN THE MERGER

     In considering the recommendation of the Excel board of directors in favor of the merger, stockholders of Excel should be aware that members of the Excel board of directors and executive officers of Excel have interests in the merger that are different from, or in addition to, the interests of stockholders of Excel. Such interests relate to or arise from, among other things,

     - the terms of the merger agreement providing for the continued indemnification of current directors and officers of Excel

     - directors and employees with options to acquire Excel common stock will have these options converted to options to acquire Lucent common stock pursuant to the merger agreement and certain stock options held by certain executive officers will vest as a result of the merger.

All such additional interests are described below, to the extent material, and except as described below such persons have, to the knowledge of Lucent and Excel, no material interest in the merger apart from those of stockholders generally. The Excel board of directors was aware of, and considered the interests of, their directors and executive officers in approving the merger agreement and the merger.

     INDEMNIFICATION AND INSURANCE. The merger agreement provides that all rights of indemnification and exculpation from liabilities existing in favor of the current and former directors or officers of Excel and its subsidiaries as provided in their respective articles of organization or by-laws or other comparable organizational documents and existing indemnification agreements of Excel shall be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms. The merger agreement provides that for six years after the effective time of the merger, Lucent will maintain directors' and officers' liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by Excel's directors' and officers' liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement. Lucent's obligation to provide this insurance coverage is subject to a cap of 200% of the current annual premium paid by Excel for its existing insurance coverage. If Lucent cannot maintain the existing or equivalent insurance coverage without exceeding the 200% cap, Lucent is required to maintain only that amount of insurance coverage which can be obtained by paying an annual premium equal to the 200% cap.

     EMPLOYEE BENEFITS. Lucent has agreed to provide employee benefit plans, programs and arrangements to those individuals who will continue to be employees of Excel after the merger that are the same as those made generally available to non-represented employees of Lucent hired after December 31, 1998. These plans, programs and arrangements will be made available as soon as practicable after the merger. From the merger until that time, Lucent has agreed that it will provide the same benefit plans, programs and arrangement of Excel that were provided to employees of Excel as were in effect as of August 17, 1999. See
"-- Continuation of Excel Employee Benefits" on page 32.

     STOCK OPTIONS. Under the merger agreement, at the effective time of the merger, Lucent will assume each stock option plan of Excel and all stock options granted under those plans to acquire shares of Excel common stock. Each stock option under those plans will be converted into a stock option to acquire Lucent common stock on the same terms and conditions. The number of shares of Lucent common stock to be subject to any option will be equal to the number of shares of Excel common stock subject to that Excel option multiplied by the 0.558 exchange ratio and rounded down to the nearest whole share. The exercise price per share of Lucent common stock under any option will be equal to the exercise price per share of Excel common stock subject to that Excel option divided by the 0.558 exchange ratio and rounded to the nearest one hundredth of a cent. Within 30 days after the completion of the merger, Lucent will prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the shares of Lucent common stock subject to the assumed Excel stock options. That registration statement will be kept effective, and the current status of the prospectus or prospectuses required by the SEC shall be maintained, for so long as any assumed Excel options remain outstanding. See
"-- Effect on Awards Outstanding Under Excel Stock Plans" on page 33. Also, certain stock options held by certain executive officers will vest as a result of the merger.

     INCREASED LIQUIDITY OF PRINCIPAL STOCKHOLDER. Prior to the merger, Mr. Madonna and an affiliated entity held approximately 67% of the outstanding Excel common stock, and after the merger, these persons will hold less than 0.5% of the outstanding Lucent common stock. As a result, Mr. Madonna and an affiliated entity will have increased liquidity and more flexibility to sell shares of Lucent common stock owned by them in the open market than the shares of Excel common stock owned by them prior to the merger.

     NON-COMPETITION AND NON-DISCLOSURE AGREEMENTS. In order to induce Lucent to enter into the merger agreement, each of Mr. Madonna, Mr. Levesque, Mark P. Hebert and Kevin C. Kicklighter, each a key employee of Excel, has agreed that until the later of 18 months after the merger and one year after the termination of his employment, he will not, directly or indirectly:

     - engage in or meaningfully assist, each without the prior written consent of Lucent, any business or activity if he knows or reasonably should know that such business or activity, directly or indirectly, competes with or is competitive in any material manner with (1) the provision of switching platforms for telecommunications networks worldwide and (2) the development, manufacture, marketing and service of a family of open, programmable, carrier-class switches that address the complex enhanced services and wireless and wireline infrastructure needs of network providers

     - take any action to solicit or divert business or potential business away from Lucent

     - induce customers or potential customers associated or doing business with respect to (1) the provision of switching platforms for telecommunications networks worldwide and (2) the development, manufacture, marketing and service of a family of open, programmable, carrier-class switches that address the complex enhanced services and wireless and wireline infrastructure needs of network providers with Lucent or any of its affiliates to terminate, reduce or alter such association with Lucent or any of its affiliates

     - disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person, other than Lucent or its affiliates, any confidential information or trade secrets other than those which become public information without any breach of the agreement.

DISSENTERS' RIGHTS

     Under Section 85 of Chapter 156B of the Massachusetts Business Corporation Laws, stockholders of Excel who object to the merger agreement may demand payment from the surviving corporation of the proposed merger and an appraisal of the value of their shares in accordance with the provisions of Sections 85 through 98, inclusive, of Chapter 156B of the MBCL in lieu of accepting the consideration provided for under the merger agreement.

     THE DISCUSSION OF THESE PROVISIONS SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THESE PROVISIONS WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AT ANNEX 4. STOCKHOLDERS INTENDING TO EXERCISE DISSENTERS' APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX 4. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX 4 MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS.

     In order to exercise the right to demand appraisal and payment of the value of his or her shares of Excel common stock, a stockholder:

     - must file with Excel prior to the taking of the vote on the merger agreement a written objection stating that he or she intends to demand payment for his or her shares if the merger is consummated and

     - not vote his or her shares for approval of the merger agreement.

     THOSE WRITTEN OBJECTIONS MAY BE FILED WITH EXCEL SWITCHING CORPORATION AT 255 INDEPENDENCE DRIVE, HYANNIS, MA 02601, ATTENTION: INVESTOR RELATIONS.

     In order to not vote in favor of the approval of the merger agreement, a stockholder must either:

     - vote all of his or her shares against approval of the merger agreement

     - abstain from voting on the merger agreement with respect to his or her shares.

A proxy signed but not marked will, unless revoked, be voted for approval of the merger agreement and may result in the loss of dissenters' appraisal rights.

     Within 10 days after the consummation of the merger, the surviving corporation will notify by registered or certified mail each stockholder who has satisfied the requirements for demanding the appraisal of his or her shares that the merger has become effective. The giving of this notice does not create any rights in the recipient of the notice to demand payment for his or her shares of Excel common stock.

     If, within 20 days after the date such notice is mailed, any stockholder to whom the surviving corporation was required to give such notice demands in writing payment from the surviving corporation for his or her shares of Excel common stock, the surviving corporation will pay to such objecting stockholder the fair value of his or her Excel common stock within 30 days after the expiration of the period during which such demand may be made.

     THOSE WRITTEN DEMANDS MAY BE FILED WITH EXCEL SWITCHING CORPORATION AT 255 INDEPENDENCE DRIVE, HYANNIS, MA 02601, ATTENTION: INVESTOR RELATIONS.

     If during this 30-day period the surviving corporation and the objecting stockholder are unable to agree as to the value of the Excel common stock, either party may, within four months after the expiration of such 30-day period, demand a determination of the value of the shares of Excel common stock of all objecting stockholders by filing a bill in equity in the Superior Court in Barnstable County in the Commonwealth of Massachusetts. Any objecting stockholder who decides to file a bill in equity must do so on his or her own behalf and on behalf of all other objecting stockholders who have demanded payment for their shares and with whom the surviving corporation has not reached an agreement as to the value of Excel common stock.

     Service of the bill must be made upon the surviving corporation by subpoena with a copy of the bill attached. The surviving corporation will file with its answer a duly verified list of all objecting stockholders and such objecting stockholders will be added as parties to the bill. The surviving corporation will then give notice in such form and returnable on such date as the court will order to each such stockholder by registered or certified mail to the last known address as shown in the records of the surviving corporation and by publication or otherwise as the court may order.

     After a hearing, the court will enter a decree determining the fair value of Excel common stock of those objecting stockholders who have become entitled to the valuation of and payment for their shares and will order the surviving corporation to make payment of such value, together with interest, if any, to the objecting stockholders. The value of such shares will be determined as of the day preceding the date of the stockholder vote approving the merger agreement and exclude any element of value arising from the expectation or accomplishment of the merger.

     The costs associated with the bill in equity, excluding fees for counsel and experts retained by any party, will be taxed upon the parties to the bill as the court deems equitable. All costs associated with giving notice to stockholders, however, will be borne by the surviving corporation. Interest will be paid on any award from the date of the vote approving the merger agreement and the court may, upon application of any party, determine the amount of interest to be paid.

     Any objecting stockholder who has demanded payment for his or her Excel common stock will not be entitled to notice of any stockholders' meeting, to vote such stock for any purpose or to receive any dividends or distributions on the stock (except dividends or distributions payable to stockholders of record as of a date prior to the date of the vote approving the merger agreement) unless:

     - a bill in equity to determine the fair value of the Excel common stock is not filed within the statutory time period

     - a bill in equity, if filed, has been dismissed as to such stockholder

     - such stockholder has, with the written approval of the surviving corporation, delivered a written withdrawal of his or her objections and an acceptance of such corporate action.

     The enforcement by an objecting stockholder of his or her right to receive payment for his or her shares in this manner is an exclusive remedy except that the stockholder may still bring or maintain an appropriate proceeding to obtain relief on the ground that the corporate action giving rise to such right will be or is illegal or fraudulent.

ACCOUNTING TREATMENT

     Completion of the merger is conditioned upon its being accounted for on a pooling of interests accounting basis and the receipt by Lucent and Excel of letters from PricewaterhouseCoopers LLP

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

and Arthur Andersen LLP regarding those firms' agreement with Lucent management's and Excel management's conclusions, respectively, that no condition exists that would prevent accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 if completed in accordance with the merger agreement. Under this accounting method, the historical financial statements of Lucent and Excel will be combined for all historical periods as if they had always been merged and, as of the effective time of the merger, the historical assets and liabilities of Excel will be combined with those of Lucent at their recorded book values.

FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with Massachusetts law, at the effective time of the merger, Dallas Merger Inc., a wholly owned subsidiary of Lucent and a party to the merger agreement, will merge with and into Excel. Excel will survive the merger as a wholly owned Massachusetts subsidiary of Lucent, and will continue under the name "Excel Switching Corporation."

MERGER CONSIDERATION

     At the effective time of the merger, each outstanding share of Excel common stock, other than those shares held by stockholders who perfect their dissenter's rights and shares held by Excel, Lucent or Dallas Merger Inc., will be converted into the right to receive 0.558 shares of Lucent common stock. Treasury shares and stock held by Lucent or Dallas Merger Inc. will be canceled. Stockholders will receive cash for any fractional shares which they would otherwise receive in the merger. As of the effective time of the merger, all shares of Excel common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of Excel common stock will cease to have any rights as a stockholder except the right to receive Lucent common stock in the merger. The exchange ratio of 0.558 was determined through arm's-length negotiations between Lucent and Excel.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Excel common stock into the right to receive Lucent common stock will occur automatically at the effective time of the merger. As soon as practicable after the effective time of the merger, The Bank of New York, the exchange agent, will send a transmittal letter to each former Excel stockholder. The transmittal letter will contain instructions for obtaining shares of Lucent common stock in exchange for shares of Excel common stock. PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the effective time of the merger, each certificate that previously represented shares of Excel common stock will represent only the right to receive the Lucent common stock into which such shares were converted in the merger (or, in the case of shares subject to dissenters' rights, the right to receive the amount in cash determined under Massachusetts law) and the right to receive cash for any fractional shares of Lucent common stock as described below.

     Until holders of certificates previously representing Excel common stock have surrendered those certificates to the exchange agent for exchange, holders will not receive dividends or distributions on the Lucent common stock into which such shares have been converted with a record date after the effective time of the merger, and will not receive cash for any fractional shares of Lucent common stock. When holders surrender such certificates, they will receive any unpaid dividends and any cash for fractional shares of Lucent common stock without interest.

     In the event of a transfer of ownership of Excel common stock which is not registered in the records of Excel's transfer agent, a certificate representing the proper number of shares of Lucent

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

common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

     - such certificate is properly endorsed or otherwise is in proper form for transfer

     - the person requesting such issuance will (1) pay any transfer or other taxes resulting from the issuance of shares of Lucent common stock to a person other than the registered holder of such certificate or (2) establish to Lucent that such tax has been paid or is not applicable.

     All shares of Lucent common stock issued upon conversion of shares of Excel common stock, including any cash paid instead of any fractional shares of Lucent common stock, will be issued in full satisfaction of all rights relating to such shares of Excel common stock. Lucent will remain obligated, however, to pay any dividends or make any other distributions declared or made by Excel with a record date prior to the effective time of the merger and which remain unpaid at the effective time of the merger.

     No fractional shares of Lucent common stock will be issued to any Excel stockholder upon surrender of certificates previously representing Excel common stock. Promptly after the effective time of the merger, the exchange agent will determine the excess of (1) the number of whole shares of Lucent common stock delivered to the exchange agent by Lucent over (2) the aggregate number of whole shares of Lucent common stock to be distributed to former holders of Excel common stock. The exchange agent will sell such excess shares on the New York Stock Exchange and will hold the proceeds in trust for the former holders of Excel common stock. The exchange agent shall determine the portion of such proceeds to which each former holder of Excel common stock is entitled, if any, by multiplying (1) the amount of net aggregate proceeds held in trust by (2) a fraction, the numerator of which is the amount of the fractional share interest to which such holder would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Excel common stock are entitled.

     As an alternative to the issuance and sale of excess shares described above, Lucent may elect to pay each such stockholder an amount in cash equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the closing price for a share of Lucent common stock on the New York Stock Exchange Composite Transaction Tape on the date on which the merger is completed.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the Articles of Merger with the Massachusetts Secretary of State or such later time as is agreed upon by Lucent and Excel and specified in the Articles of Merger, except that such date may not be more than 30 days after the date of the filing. The filing of the Articles of Merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

STOCK EXCHANGE LISTING OF LUCENT COMMON STOCK

     It is a condition to the completion of the merger that Lucent common stock issuable to Excel stockholders in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF EXCEL COMMON STOCK

     If the merger is completed, Excel common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of Excel common stock who exchange such stock for Lucent common stock in the merger. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. The following discussion addresses only such stockholders who hold their Excel common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. This discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. The discussion also does not address non-income tax aspects of the merger, the consequences of the receipt of rights, options or warrants to acquire Lucent common stock or the exercise of options or warrants to acquire Excel common stock or any other aspect of the transactions, agreements or arrangements summarized herein other than the merger. For purposes of this discussion, it is assumed that Excel is not a "collapsible corporation" within the meaning of Section 341 of the Internal Revenue Code or a "personal holding company" within the meaning of Section 542 of the Internal Revenue Code. Tax consequences under state, local and foreign laws, and alternative minimum tax consequences, are not addressed.

     The obligations of the parties to consummate the merger are conditioned upon the receipt by Lucent of an opinion from Cravath, Swaine & Moore, and the receipt by Excel of an opinion from Testa, Hurwitz & Thibeault, LLP, in each case subject to the qualifications discussed below, regarding the characterization of the merger as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

     Cravath, Swaine & Moore and Testa, Hurwitz & Thibeault, LLP will render their opinions as to the tax-free treatment of the merger on the basis of facts, representations and assumptions set forth or referred to in the opinions that are intended to be consistent with the state of facts existing at the time the merger is consummated. Holders of Excel common stock should be aware that an opinion of counsel is not binding on the Internal Revenue Service or the courts. Holders should also be aware that the opinions of Cravath, Swaine & Moore and Testa, Hurwitz & Thibeault, LLP will be based on current law and on representations regarding factual matters and covenants as to future actions made by Lucent and Excel. If these representations are incorrect in one or more material respects or the covenants are not complied with, the conclusions reached by counsel in their opinions might be jeopardized.

     Provided that the merger qualifies as a reorganization, subject to the assumptions and qualifications set forth herein and in the opinion of Testa, Hurwitz & Thibeault, LLP, the merger will, in general, have the following principal United States federal income tax consequences to holders of Excel common stock who exchange such stock for Lucent common stock in the merger:

     - no gain or loss will be recognized by the holders of Excel common stock who exchange their Excel common stock for Lucent common stock pursuant to the merger, except with respect to cash received instead of a fractional share of Lucent common stock

     - the aggregate tax basis of the Lucent common stock received in the merger by each holder of Excel common stock will be the same as the aggregate tax basis of the Excel common stock surrendered in exchange therefor, reduced by the amount of tax basis allocable to any fractional share of Lucent common stock for which cash is received

     - the holding period of the Lucent common stock received in the merger will include the holding period of the Excel common stock surrendered in exchange therefor

     - a holder of Excel common stock who receives cash instead of a fractional share of Lucent common stock will recognize gain or loss in connection with the disposition of such fractional share measured by the difference between the amount of cash received and the portion of the tax basis of the Lucent common stock allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period of the Excel common stock exchanged is more than one year.

     Holders of Excel common stock should be aware that the opinion of counsel summarized above represents counsel's legal judgment and will not be binding on the Internal Revenue Service or any court, and therefore, there can be no assurance that the Internal Revenue Service will not challenge the statements of law summarized above or that a court would not sustain such challenge.

     If the merger is not treated as a tax-free reorganization (either as a result of a successful Internal Revenue Service challenge to the status of the merger or otherwise), each holder of Excel common stock would generally recognize gain or loss with respect to the Excel common stock surrendered, measured by the difference between the fair market value of the Lucent common stock received in the merger and such holder's tax basis in the Excel common stock surrendered in exchange therefor. In such event, a holder's aggregate tax basis in the Lucent common stock received would equal its fair market value as of the time of the merger and the holding period for such stock would begin the day after the merger.

     A holder of Excel common stock who exercises appraisal rights with respect to the merger and receives cash in exchange for shares of Excel common stock will generally recognize gain or loss measured by the difference between the amount of cash treated as received in exchange for such stock and the holder's tax basis in the shares of Excel common stock exchanged, provided that the payment is not treated as a dividend for United States federal income tax purposes. A sale of shares pursuant to the exercise of appraisal rights generally will not be treated as a dividend if the holder exercising appraisal rights owns no shares of Lucent common stock after the merger, after giving effect to constructive ownership rules, or certain other conditions are satisfied. Such gain or loss may be long-term capital gain or loss if the holding period of the shares of the Excel common stock exchanged exceeds one year. Interest, if any, awarded by a court will be taxable as ordinary income.

     Under the U.S. backup withholding rules, a holder of Excel common stock may be subject to backup withholding tax at the rate of 31%, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the holder's federal income tax liability.

     Holders of Excel common stock will be required to attach a statement to their United States federal income tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). The statement must include the holder's tax basis in the Excel common stock exchanged and a description of the Lucent common stock received in the merger. Holders should discuss this information return, and any other tax reporting requirements, with their tax advisors.

     WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT ADDRESS CERTAIN CATEGORIES OF STOCKHOLDERS, AND WE DO NOT ADDRESS NON-INCOME TAX MATTERS OR STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, WE DO NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

REGULATORY MATTERS

     UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Act and the rules promulgated thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On August 30, 1999, Lucent and Excel each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On September 22, 1999, the waiting period with respect to each of Lucent and Excel was terminated. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Lucent or Excel. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     OTHERS FILINGS AND APPROVALS. Lucent and Excel do not currently expect that other filings or approvals will be required in other jurisdictions in connection with the merger. However, if any such filings or approvals become necessary, Lucent and Excel intend to take all necessary actions to comply with such filing requirements or obtain such approvals.

     GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Lucent or Excel will be able to satisfy or comply with such conditions or be able to cause their respective subsidiaries to satisfy or comply with any such conditions, or that compliance or noncompliance will not have adverse consequences for Lucent after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Lucent and Excel and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Lucent and Excel. See "The Merger Agreement and Stockholders Agreement -- The Merger Agreement -- Conditions to the Completion of the Merger."

CONTINUATION OF EXCEL EMPLOYEE BENEFITS

     Lucent has agreed that as soon as practicable after the closing date of the merger, it will provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of Excel that are the same as those made generally available to non-represented employees of Lucent hired after December 31, 1998. Until that time, Lucent has agreed that it will provide, or cause to be provided, employee benefit plans, programs and arrangements provided to employees of Excel as of the effective time of the merger.

     Lucent has agreed that:

     - continuing employees of Excel will be credited with their service to Excel and its affiliates for purposes of service and waiting period requirements in Lucent's employee benefits plans, programs or arrangements in which they subsequently participate after the effective time of the merger, but not for retirement benefits under Lucent's defined benefit plans or any subsidy under Lucent's retiree health plans

     - it will waive pre-existing condition limitations to any employee benefits plans, programs or arrangements maintained by Lucent

     - continuing employees will be given credit for amounts paid under a corresponding benefit plan during the plan year in which the merger occurs for purposes of applying deductibles, copayments and out-of-pocket maximums as though those amounts had been paid in accordance with the terms and conditions of employee benefits plans, programs or arrangements maintained by Lucent.

EFFECT ON AWARDS OUTSTANDING UNDER EXCEL STOCK PLANS

     Under the merger agreement, as soon as practicable after the date of the merger agreement, each Excel stock option will be amended and converted into an option to acquire Lucent common stock on the same terms and conditions as under the Excel stock plans. The number of Lucent common stock, rounded down to the nearest whole share, to be subject to any such option will be equal to the number of shares of Excel common stock subject to such Excel stock option multiplied by the 0.558 exchange ratio, at an exercise price per share of Lucent common stock, rounded to the nearest one-hundredth of a cent, equal to the exercise price per share of Excel common stock under such stock option divided by the 0.558 exchange ratio.

RESALE OF LUCENT COMMON STOCK

     Lucent common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any Excel stockholder who may be deemed to be an affiliate of Excel or Lucent for purposes of Rule 145 under the Securities Act or for purposes of qualifying the merger for pooling of interests accounting treatment. It is expected that each such affiliate will agree not to transfer any Lucent common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act and will make no disposition of any Lucent common stock received in connection with the merger. In addition, it is expected that each such affiliate will agree not to make any such disposition within 30 days prior to the effective time of the merger, and, until after such time as financial results covering at least 30 days of combined operations of Lucent and Excel after the merger have been published. The merger agreement requires Excel to use reasonable efforts to cause its affiliates to enter into such agreements, and Lucent has agreed to use reasonable efforts to cause its affiliates to comply with the transfer restrictions referred to in the preceding sentence. This proxy statement/prospectus does not cover resales of Lucent common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

                THE MERGER AGREEMENT AND STOCKHOLDERS AGREEMENT

     The following description summarizes the material provisions of the merger agreement and the stockholders agreement. Stockholders should read carefully the merger agreement and the stockholders agreement, which are attached as Annexes 1 and 2 to this proxy statement/prospectus.

THE MERGER AGREEMENT

     CONDITIONS TO THE COMPLETION OF THE MERGER. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

     - holders of two-thirds of the outstanding shares of Excel common stock having approved the merger agreement

     - the waiting period applicable to the merger under the Hart-Scott-Rodino Act having expired or been terminated

     - no judgment, order, statute, law or regulation entered, enacted, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition being in effect, and no suit, action or proceeding by any governmental entity being pending or threatened that (1) would prevent the completion of the merger or (2) otherwise would be reasonably likely to have a material adverse effect, as described below, on Lucent or Excel; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such legal restraint or prohibition and to appeal as promptly as possible any such legal restraint or prohibition that may be entered

     - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order

     - the shares of Lucent common stock issuable to Excel stockholders in the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance

     - Lucent and Excel each having received letters dated as of the date on which the merger is to be completed from PricewaterhouseCoopers LLP and Arthur Andersen LLP regarding those firms' agreement with Lucent management's and Excel management's conclusions, respectively, that no condition exists that would prevent the merger from being accounted for as a pooling of interests transaction under Accounting Principles Board Opinion No. 16.

     In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of each other party set forth in the merger agreement that are qualified as to materiality being true and correct, and the representations and warranties that are not qualified as to materiality being true and correct in all material respects, in each case as of the date of the merger agreement and as of the date on which the merger is to be completed with the same effect as though made on and as of the date on which the merger is to be completed, or, if such representations and warranties expressly relate to an earlier date, then as of such date

     - each other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed

     - Excel having received from Testa, Hurwitz & Thibeault, LLP and Lucent having received from Cravath, Swaine & Moore on the date on which the registration statement is declared effective by the Securities and Exchange Commission and on the date on which the merger is to be completed, an opinion in each case dated as of such respective date and stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of such opinions will be conditioned upon the receipt by such tax counsel of customary representation letters from each of Excel and Lucent, in each case, in form and substance reasonably satisfactory to such counsel.

     The merger agreement provides that a "material adverse change" or "material adverse effect" means, when used in connection with Excel or Lucent, any change, effect, event, occurrence, condition, development or state of facts that is materially adverse to the long-term business prospects, business, assets, results of operations or financial condition of Excel and its subsidiaries taken as a whole, or Lucent and its subsidiaries taken as a whole, provided, however, that no change, effect, event, occurrence, condition, development or state of facts shall be deemed, individually or in the aggregate, to constitute a material adverse change or material adverse effect to the extent:

     - relating to or resulting from the telephony and telecommunications markets generally, or the United States economy as a whole or the international economy as a whole or any political, economic or social instability in any such market or economy

     - relating to or resulting from United States or international securities markets in general

     - solely with respect to Excel and its subsidiaries, arising as a result of the merger agreement or the related transactions in connection with the merger agreement or the announcement of the merger agreement, including one or more of the following:

        - the market price of Excel common stock

        - the bookings, revenues, gross margins or earnings of Excel

        - and delay of, reduction in or cancelation or change in the term or timing of product orders or project implementations by customers of Excel

        - any attrition of Excel employees

        - any termination or modification of any existing contract, or any negotiations regarding any such contract, between Excel and any of its customers

        - any litigation brought or threatened against Excel, any principal stockholder of Excel or any member of its board of directors after the date of the merger agreement

        - any material litigation existing on the date of the merger agreement involving Excel's intellectual property rights or any change in strategy, position or status of any such pending litigation

        - any refusal by any of Excel's suppliers to continue to do business with Excel.

     Excel can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Excel cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above, including among other things, the requirement that it receive letters that the merger will qualify for pooling of interests accounting treatment. This decision would depend upon the facts and circumstances leading to Excel's decision to complete the merger and whether Excel believes there has been a material change in the terms of the merger and its effect on Excel stockholders. In making its determination, Excel would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived, including the requirement that the merger be treated as pooling of interests for accounting purposes, was necessary in order to make the deal fair to the stockholders from a financial point of view, the availability of alternative transactions and the prospects of Excel as an independent entity. If Excel determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, it will resolicit proxies.

     NO SOLICITATION. The merger agreement provides that Excel will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage, including by way of furnishing information, or take any other action to facilitate, any inquiries or the making of any proposal that is or may reasonably be expected to lead to a takeover proposal, as described below

     - participate in any discussions or negotiations regarding any takeover proposal

     The merger agreement allows the Excel board of directors to make any disclosure to Excel stockholders (including the withdrawal or modification of the recommendation of the Excel board of directors of the merger or the merger agreement and the disclosure of the terms of a takeover proposal) if, in the good faith judgment of the Excel board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with the fiduciary obligations of the Excel board of directors under applicable law; provided, however, that neither Excel nor its board of directors nor any committee of the board of directors will (1) withdraw or modify, or propose to withdraw or modify, its approval of the merger agreement or the merger or the submission of the merger agreement to the Excel stockholders for a vote on the approval of the merger agreement and (2) approve or recommend, or propose to approve or recommend a takeover proposal.

     The merger agreement provides that the term "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of Excel and its subsidiaries, taken as a whole, or 10% or more of any class or series of equity securities of Excel or any of its subsidiaries, any tender offer or exchange offer that if completed would result in any person beneficially owning 10% or more of any class or series of equity securities of Excel or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Excel or any of its subsidiaries.

     Neither the Excel board of directors nor any committee of the board will:

     - withdraw or modify, or propose to withdraw or modify, in a manner adverse to Lucent, the approval or, subject to the obligations of the Excel board of directors or any committee of the board under applicable law, recommendation by the Excel board of directors or such committee of the merger or the merger agreement

     - approve or recommend, or propose to approve or recommend, any takeover proposal

     - approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

     TERMINATION. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by the stockholders of Excel:

        1. by mutual written consent of Lucent and Excel

        2. by Lucent or Excel, if the merger has not been completed by March 31, 1999; provided, however, that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its obligations under the merger agreement has resulted in the failure of the merger to be completed by that date

        3. by Lucent or Excel, if any legal restraint or prohibition is in effect and has become final and nonappealable (1) preventing the completion of the merger or (2) which otherwise is reasonably likely to have a material adverse effect on Excel or Lucent, provided that the party seeking to exercise this right to terminate the merger agreement has used reasonable efforts to prevent the entry of and to remove such legal restraint or prohibition

        4. by Lucent or Excel, if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and cannot be cured or has not been cured within 30 calendar days after the written notice.

     CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, Excel has agreed that, prior to the effective time of the merger, it will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with applicable laws and regulations and will use reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them. In addition, Excel has agreed that, among other things and subject to certain exceptions, neither it nor any of its subsidiaries may:

     - declare, set aside or pay any dividends or make other distributions on any of its capital stock, other than certain dividends and distributions by a wholly owned subsidiary, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Excel or its subsidiaries or any other of its securities or any rights, warrants or options to acquire any such securities

     - issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities other than (1) the issuance of Excel stock options granted consistent with past practice to new Excel employees representing in the aggregate not more than 250,000 shares of Excel common stock and (2) issuance of Excel common stock upon the exercise of Excel stock options outstanding on the date of the merger agreement or the exercise of Excel stock options referred to in clause (1)

     - amend the restated articles of organization of Excel, the by-laws of Excel or other comparable organizational documents

     - acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice

     - sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, including securitizations, other than sales or licenses of finished goods in the ordinary course of business consistent with past practice

     - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Excel or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business, or to refund existing or maturing indebtedness, consistent with past practice and except for intercompany indebtedness between Excel and any of its subsidiaries or between such subsidiaries

     - make any loans, advances or capital contributions to, or investments in, any other person, other than loans to employees for travel and related purposes in the ordinary course of business consistent with past practice and policies

     - make or agree to make any new capital expenditures, except for capital expenditures that do not exceed the respective aggregate amounts in each of the fiscal years ended 1999 and 2000 as set forth in Excel's capital budget for each of the fiscal years ended 1999 and 2000

     - make any tax election that is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Excel or any of its subsidiaries

     - pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements of Excel included in the documents filed by Excel with the Securities and Exchange Commission or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which Excel or any of its subsidiaries is a party or a beneficiary

     - except as required by law or contemplated in the merger agreement and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any benefit plan or any other agreement, plan or policy involving Excel or its subsidiaries, and one or more of its directors, officers or employees, or change any actuarial or other assumption used to calculate funding obligations for any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined

     - except for normal increases in the ordinary course of business consistent with past practice or as contemplated in the merger agreement or by the terms of any employment agreement the existence of which does not violate the merger agreement, increase the compensation of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the merger agreement to any such person

     - transfer or license to any person or entity or otherwise extend, amend or modify any rights to the intellectual property rights of Excel and its subsidiaries other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices

     - enter into or amend (1) any original equipment manufacturer agreement other than in the ordinary course of business consistent with past practice or (2) any agreement under which any person is granted exclusive marketing, manufacturing or other rights concerning any Excel product, process or technology

     - call or hold any meeting of stockholders of Excel other than in connection with the election of directors or other routine matters in the ordinary course of business consistent with past practices

     - take any action that would, or that is reasonably likely to, result in any representation or warranty made by Excel in the merger agreement that is qualified as to materiality becoming untrue, any representation or warranty that is not so qualified becoming untrue in any material respect or any condition necessary to the completion of the merger not being satisfied.

     AMENDMENT; EXTENSION AND WAIVER.  Subject to applicable law:

     - the merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been approved by the stockholders of Excel, no amendment may be entered into which requires further approval by Excel stockholders or the approval of Lucent stockholders unless such further approval is obtained

     - at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

     EXPENSES. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement, the stockholders agreement and related transactions will be paid by the party incurring such fees or expenses, except as otherwise provided in the merger agreement and the stockholders agreement and except that Lucent and Excel will share equally the expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the registration statement of which it is a part and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Act.

     REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties relating to, among other things:

     - corporate organization and similar corporate matters of each of Lucent and Excel

     - subsidiaries of Excel

     - the capital structure of each of Lucent and Excel

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of each of Lucent and Excel

     - documents filed by each of Lucent and Excel with the Securities and Exchange Commission, the accuracy of information contained in such documents and the absence of undisclosed liabilities of each of Lucent and Excel

     - the accuracy of information supplied by each of Lucent and Excel in connection with this proxy statement/prospectus and the registration statement of which it is a part

     - absence of changes or events concerning each of Lucent and Excel that would have a material adverse change on Lucent or Excel

     - compliance with applicable laws by Excel

     - absence of changes in benefit plans of Excel

     - matters relating to the Employee Retirement Income Security Act for Excel

     - filing of tax returns and payment of taxes by each of Lucent and Excel

     - required stockholder vote of Excel and no required stockholder vote of Lucent

     - satisfaction of certain state takeover statutes' requirements for Excel

     - the absence of actions by Lucent or Excel that would prevent using the "pooling of interests" method to account for the merger

     - engagement and payment of fees of brokers, investment bankers, finders and financial advisors by Excel

     - receipt of fairness opinion by Excel from its financial advisor

     - intellectual property and year 2000 matters of Excel

     - outstanding and pending litigation of Excel that would have a material adverse effect on Excel

     - certain contracts of Excel

     - title to material properties and assets of Excel

     - any development or state of facts likely to have a material adverse effect on the business relationships of Excel and its subsidiaries with any value added reseller or independent software vendor

     - interim operations of Dallas Merger Inc.

     AMENDMENTS TO THE EXCEL RESTATED ARTICLES OF ORGANIZATION. After the effective time of the merger, the articles of organization of the surviving corporation will be substantially identical to the Excel restated articles of organization, except such restated articles of organization will be amended in the merger to provide that the total number of shares of authorized capital stock of the surviving corporation in the merger will be 200,000 shares of common stock, par value $1.00 per share.

     AMENDMENTS TO THE EXCEL BY-LAWS. The merger agreement provides that the by-laws of Dallas Merger Inc., as in effect immediately prior to the effective time of the merger, will be the by-laws of the surviving corporation following the merger until changed or amended. For a summary of certain provisions of the Excel by-laws and the associated rights of Excel stockholders, see "Comparison of Rights of Common Stockholders of Lucent and Excel."

THE STOCKHOLDERS AGREEMENT

     GENERAL. Immediately prior to the execution and delivery of the merger agreement, Lucent entered into a stockholders agreement with Mr. Madonna and an affiliated entity, who on the record date together held approximately 67% of the Excel common stock then outstanding.

     VOTING. The stockholders signing the stockholders agreement agreed, among other things, to vote their shares of Excel common stock in favor of the approval of the merger agreement at every meeting of Excel stockholders at which such matters are considered and at every adjournment thereof. This vote will be sufficient to approve the merger agreement. The stockholders signing the agreement also agreed not to grant any proxy or power of attorney with respect to any of their Excel shares with respect to such matters other than to certain officers of Lucent or any other person designated by Lucent.

     NO SOLICITATION. The stockholders have agreed that they will not, nor shall they permit any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, through another person, solicit, initiate, encourage or otherwise facilitate any takeover proposal, as described in "-- The Merger Agreement -- No Solicitation."

     TERMINATION. The stockholders have also agreed that the stockholders agreement and the obligations thereunder will be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

     The stockholders agreement provides that it will terminate upon the earlier of the completion of the merger and 10 business days after the termination of the merger agreement in accordance with its terms.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Lucent common stock is listed for trading on the New York Stock Exchange under the trading symbol "LU" and Excel common stock is quoted on The Nasdaq National Market under the trading symbol "XLSW." The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of Lucent common stock on the New York Stock Exchange Composite Transaction Tape and of Excel common stock on The Nasdaq National Market. Lucent's per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and on April 1, 1998. For current price information, stockholders are urged to consult publicly available sources.

                                                   LUCENT                       EXCEL
                                                COMMON STOCK                COMMON STOCK
                                          ------------------------    -------------------------
                                                         DIVIDENDS                    DIVIDENDS
CALENDAR PERIOD                           HIGH    LOW    DECLARED     HIGH    LOW     DECLARED
- ---------------                           ----    ---    ---------    ----    ----    ---------
1996
  Second Quarter........................  $ 9 13/16 $ 7 7/16  $0.019  $N/A    $N/A      $N/A
  Third Quarter.........................   11 15/32   7 21/32   0.019  N/A     N/A       N/A
  Fourth Quarter........................   13 9/32  10 17/32   0.019   N/A     N/A       N/A
1997
  First Quarter.........................   15 5/32  11 3/16   0.000    N/A     N/A       N/A
  Second Quarter........................   18 35/64  12 15/32   0.019  N/A     N/A       N/A
  Third Quarter.........................   22 11/16  18 3/64   0.019   N/A     N/A       N/A
  Fourth Quarter........................   22 35/64  18 3/32   0.038    27 7/8   14 1/4    N/A
1998
  First Quarter.........................   32 1/16  18 23/64   0.000    26 7/8   16 1/2    N/A
  Second Quarter........................   41 27/32  32    0.020        27      18       N/A
  Third Quarter.........................   54 1/4  34 3/16   0.020      27 7/8   16      N/A
  Fourth Quarter........................   56 15/16  26 23/32   0.040   38 7/8   16 3/4    N/A
1999
  First Quarter.........................   60      47      0.000        39 3/8   20 1/2    N/A
  Second Quarter........................   68 11/16  51 7/8   0.020     30 1/2   18 1/2    N/A
  Third Quarter (through September 29,
     1999)..............................   79 3/4  60      0.020        38 3/8   22 5/8    N/A

- ---------------
N/A -- Not applicable

     The following table sets forth the high and low sales prices per share of Lucent common stock on the New York Stock Exchange Composite Transaction Tape and of Excel common stock on The Nasdaq National Market on August 17, 1999, the last trading day before the public announcement of the merger agreement, and on September 29, the last trading day before the date of this proxy statement/prospectus:

                                                                 LUCENT          EXCEL
                                                              COMMON STOCK    COMMON STOCK
                                                              ------------    ------------
                                                              HIGH     LOW    HIGH     LOW
                                                              ----     ---    ----     ---
August 17, 1999.............................................  $67 3/4  $65 1/16 $27 7/8 $26
September 29, 1999..........................................   65 7/8   62 7/8  36 3/32  34 11/16

                      DESCRIPTION OF LUCENT CAPITAL STOCK

     The following summary of the capital stock of Lucent is subject in all respects to applicable Delaware law, the Lucent certificate of incorporation and by-laws and the Lucent rights agreement. See "Comparison of Rights of Common Stockholders of Lucent and Excel" and "Where You Can Find More Information."

     The total authorized shares of capital stock of Lucent consist of (1) 6 billion shares of common stock, $.01 par value per share and (2) 250 million shares of preferred stock, $1.00 par value per share. At the close of business on August 31, 1999, approximately 3.1 billion shares of Lucent common stock were issued and outstanding and no shares of Lucent preferred stock were issued and outstanding.

     The Lucent board of directors is authorized to provide for the issuance from time to time of Lucent preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on such series will have compared to any other class or series of capital stock of Lucent, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to such series and the redemption price or prices and the other terms of redemption, if any, applicable to such series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Lucent preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Lucent common stock or for other corporate purposes.

     For a description of the rights to acquire Lucent junior preferred stock that are attached to shares of Lucent common stock, see "Comparison of Rights of Common Stockholders of Lucent and Excel -- Rights Plan."

                 COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF
                                LUCENT AND EXCEL

     The rights of Lucent stockholders are currently governed by the Delaware General Corporation Law and the Lucent certificate of incorporation and by-laws. The rights of Excel stockholders are currently governed by the Massachusetts Business Corporation Law and the Excel restated articles of organization and by-laws. Upon completion of the merger, the rights of Excel stockholders who become stockholders of Lucent in the merger will be governed by Delaware law and the Lucent certificate of incorporation and Lucent by-laws.

     The following description summarizes the material differences which may affect the rights of stockholders of Lucent and Excel but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of Delaware law, the Lucent certificate of incorporation and by-laws and the Excel restated articles of organization and by-laws.

CAPITALIZATION

     LUCENT. Lucent's authorized capital stock is described above under "Description of Lucent Capital Stock."

     EXCEL.  The total authorized shares of capital stock of Excel consist of
(1) 100 million shares of common stock, $.01 par value per share, and (2) 10 million shares of preferred stock, $.01 par value per share. At the close of business on September 29, 1999, there were approximately 40,032,322 shares of Excel common stock issued and outstanding and no shares of Excel preferred stock were issued and outstanding.

     The Excel board of directors is authorized to issue preferred stock from time to time in series, and to determine the designations, preferences, voting powers, qualifications, special or relative rights and privileges as the Excel board of directors deems advisable and consistent with the Excel restated articles of organization and Massachusetts law. The Excel board of directors is authorized to determine, with respect to any preferred stock, the terms of dividends, redemption, conversion, obligations to repurchase pursuant to a sinking fund and limitations, if any, on the issuance of additional shares of any series of preferred stock.

VOTING RIGHTS

     LUCENT. Each holder of Lucent common stock is entitled to one vote per share held of record and may not cumulate votes for the election of directors.

     EXCEL. Each holder of Excel common stock is entitled to one vote per share held of record and may not cumulate votes for the election of directors.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     LUCENT. The Lucent board of directors has nine members. The Lucent certificate of incorporation provides that the Lucent board of directors will consist of at least three directors and that the number of directors may be changed from time to time by a resolution adopted by a majority of the total number of directors which Lucent would have if there were no vacancies. The Lucent certificate of incorporation also provides that the Lucent board of directors consists of three classes of directors with staggered terms. The directors in each class serve on the Lucent board of directors for approximately three years each.

     The Lucent certificate of incorporation provides that if there is a vacancy on the Lucent board of directors or if the number of directors is increased, such vacancies or newly created directorships will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders. A director elected to fill a vacancy or newly created directorship will serve for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director's successor will have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director.

     Under the Lucent certificate of incorporation, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of Lucent common stock entitled to vote generally in the election of directors then outstanding, voting together as a single class.

     EXCEL. The Excel board of directors has four members. The Excel by-laws provide that the number of directors may be fixed by the stockholders, but may not be less than three nor more than nine, except that whenever there are only two stockholders the number of directors may not be less than two and whenever there is only one stockholder, there must be at least one director. The Excel board of directors may be enlarged by the stockholders at any meeting or by vote of a majority of the directors then in office. Neither the Excel restated articles of organization nor by-laws provides for a staggered board of directors. Under the Excel by-laws, directors are elected by a plurality of the votes cast by stockholders entitled to vote at the election.

     Under the Excel by-laws, any vacancy in the Excel board of directors, however occurring, including a vacancy resulting from the enlargement of the board, may be filled by the stockholders or, in the absence of stockholder action, by the directors. Each such successor holds office for the unexpired term of his or her predecessor and until his or her successor is chosen and qualified or until his or her earlier death, resignation or removal.

     The Excel by-laws provide that a director may be removed from office (1) with or without cause by the vote of the holders of a majority of the shares entitled to vote in the election of directors, except that the directors of a class elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors; or (2) for cause by vote of a majority of the directors then in office. A director may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him or her.

AMENDMENTS TO CERTIFICATES OF INCORPORATION AND ARTICLES OF ORGANIZATION

     LUCENT. The Lucent certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting stock then outstanding, voting together as a single class, will be required to alter, amend, adopt any provision inconsistent with or repeal Articles V, VII and VIII of the Lucent certificate of incorporation, which relate to stockholder action, the Lucent board of directors and the Lucent by-laws, respectively.

     EXCEL. The Excel restated articles of organization are silent as to amendment. Massachusetts law provides that the articles of organization may be amended by a vote of two-thirds of each class of stock outstanding and entitled to vote, or if the articles or organization so provide, by a vote of a lesser proportion but not less than a majority of each class of stock outstanding and entitled to vote, except that such amendment must have been eligible for inclusion in, or any provision deleted could have been omitted from, the original articles of organization. Massachusetts law further states that only a majority vote of stockholders entitled to vote is required for a corporation to effect any of the following in its articles:

     - an increase or a reduction of its capital stock of any class authorized

     - a change of the par value of its authorized shares with par value or any class thereof

     - a change of its authorized shares with par value or any class thereof into any number of shares without par value, or the exchange thereof pro rata for any number of shares without par value

     - change of its authorized shares without par value or any class thereof into a greater or lesser number of shares without par value, or the exchange thereof pro rata for a greater or lesser number of shares without par value

     - a change of its authorized shares with par value or any class thereof into a greater or lesser number of shares with par value, or the exchange thereof pro rata for a greater or lesser number of shares with par value

     - a change of its authorized shares without par value or any class thereof into any number of shares with par value, or the exchange thereof pro rata for any number of shares with par value or

     - a change of its corporate name.

AMENDMENTS TO BY-LAWS

     LUCENT. The Lucent certificate of incorporation and by-laws provide that the Lucent by-laws may be altered or repealed and new by-laws may be adopted:

     - at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at such meeting, except that any proposed alteration or repeal of, or the adoption of, any by-law inconsistent with Section 2.2, 2.7 or 2.10 of Article II of the Lucent by-laws, which relate to special meetings of stockholders, notice of stockholder business and nominations and actions by written consent of stockholders, respectively, or with Section 3.2, 3.9 or 3.11 of Article III of the Lucent by-laws, which relate to the number and tenure of the directors, vacancies on the Lucent board of directors and removal of directors, respectively, by the stockholders requires the affirmative vote of the holders of at least 80% of the voting stock then outstanding, voting together as a single class

     - by a majority of the total number of directors Lucent would have if there were no vacancies.

     EXCEL. The Excel by-laws provides that the by-laws may be amended (1) by the affirmative vote of a majority of the stockholders at any meeting of stockholders or (2) by the Excel board of directors at any meeting of the board by the affirmative vote of a majority of the directors then in office, except that no amendment or repeal of a by-law may be voted by the board regarding (a) the removal of directors or (b) the election of committees by directors and the delegation of powers thereto. The Excel board of directors is also prohibited from amending, repealing or making any by-laws that, under Massachusetts law or the Excel restated articles of organization or by-laws, requires action by the stockholders. Stockholders must be given notice of any amendment made to the Excel by-laws by the board, and any such amendments may be amended or repealed by the affirmative vote of stockholders.

STOCKHOLDER ACTION

     LUCENT. The Lucent certificate of incorporation provides that any action required or permitted to be taken by Lucent stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

     EXCEL. Massachusetts law provides that any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing.

NOTICE OF CERTAIN STOCKHOLDER ACTIONS

     LUCENT. The Lucent certificate of incorporation provides that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders. Under the Lucent by-laws, a stockholder's written notice must generally be delivered to the Secretary of Lucent not later than 45 days nor earlier than the 75 days prior to the first anniversary of the record date for determining stockholders entitled to vote at the preceding year's annual meeting.

     In the event that Lucent calls a special meeting of stockholders for the purpose of electing one or more directors to the Lucent board of directors, any stockholder may nominate a director or directors, provided that written notice must be delivered not earlier than 120 days prior to such special meeting and not later than (1) 90 days prior to such special meeting or
(2) 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Lucent board of directors to be elected at such meeting.

     EXCEL. The Excel by-laws provide that for business to be properly brought before any meeting of stockholders, a stockholder must deliver notice in writing, and such notice must be received by the Clerk of Excel:

     - in the case of any annual meeting, not less than 90 days nor more than 120 days prior to the date designated for such meeting

     - in the case of any special meeting (other than a special meeting in lieu of an annual meeting), not later than the tenth day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of the scheduled meeting

     - in the case of a special meeting in lieu of an annual meeting, if public disclosure or notice is made less than 70 days prior to such a meeting, on the tenth day following such notice or public disclosure.

SPECIAL STOCKHOLDER MEETINGS

     LUCENT. The Lucent certificate of incorporation and by-laws provide that a special meeting of the Lucent stockholders may be called only by the Lucent board of directors by a resolution stating the purposes of the special meeting and approved by a majority of the total number of directors Lucent would have if there were no vacancies or by the chairman of the Lucent board of directors. Any power of the stockholders to call a special meeting is specifically denied in the Lucent certificate of incorporation.

     EXCEL. The Excel by-laws provide that special meetings of the stockholders may be called by the president of Excel or by the Excel board of directors. As long as Excel has a class of voting stock registered under the Exchange Act, a special meeting may be called by written application of one or more stockholders who hold at least 40% in interest of Excel capital stock entitled to vote at a meeting.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     LUCENT. Delaware law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law

     - violation of Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions

     - any transaction from which the director derived an improper personal benefit

     - any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     The Lucent certificate of incorporation provides that no director will be personally liable to Lucent or to its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by law, for liability:

     - for any breach of the director's duty of loyalty to Lucent or its stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - under Section 174 of the Delaware General Corporation Law

     - for any transaction from which the director derived an improper personal benefit.

     EXCEL. Massachusetts law allows a corporation to include in its articles of organization a provision that limits or eliminates the personal liability of directors to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director. Massachusetts law does not, however, permit a corporation to limit or eliminate the personal liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders

     - any act of omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - payment of dividends or stock repurchase or redemption, except a distribution of stock of the corporation, in violation of the corporation's articles of organization

     - any loans to any officer or director of the corporation.

     The Excel restated articles of organization provide for limitations on director's liability as permitted by Massachusetts law.

DIVIDENDS

     LUCENT. The Lucent by-laws provide that the Lucent board of directors may from time to time declare, and Lucent may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and in the Lucent certificate of incorporation.

     EXCEL. The Excel by-laws provide that the Excel board of directors may from time to time declare dividends on its outstanding shares after (1) the requirements, if any, with respect to preferential dividends on any preferred stock have been met and (2) compliance with the requirements, if any, with respect to the setting aside of sums as sinking fund or redemption or purchase accounts.

CONVERSION

     LUCENT. Holders of Lucent common stock have no rights to convert their shares into any other securities.

     EXCEL. Holders of Excel common stock have no rights to convert their shares into any other securities.

RIGHTS PLAN

     LUCENT. Lucent has a rights agreement with The Bank of New York as rights agent. The following description of the rights agreement is qualified in its entirety by reference to the terms and conditions of the rights agreement. Stockholders should read carefully the rights agreement. See "Where You Can Find More Information" on page 52.

     Under the rights agreement, rights attach to each share of Lucent common stock outstanding and, when exercisable, entitle the registered holder to purchase from Lucent one four-hundredth of a share of junior preferred stock, par value $1.00 per share, at a purchase price of $22.50 per one four-hundredth of a share, subject to customary anti-dilution adjustments.

     The rights will not be exercisable until the earlier of:

     - 10 days following a public announcement that a person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Lucent common stock

     - 10 business days, or such later date as may be determined by the Lucent board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group acquiring beneficial ownership of 10% or more of the outstanding shares of Lucent common stock.

The rights will expire on March 31, 2006, unless such date is extended or unless the rights are earlier redeemed or exchanged by Lucent, in each case as summarized below.

     In the event that a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, each holder of a right, other than rights beneficially owned by such person or group, which become void, will have the right to receive upon exercise that number of shares of Lucent common stock having a market value of two times the purchase price provided for in the right. In the event that Lucent is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold after a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, each holder of a right will have the right to receive upon exercise that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price provided for in the right.

     At any time after a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock and prior to the acquisition by such person or group of 50% or more of the then outstanding shares of Lucent common stock, the Lucent board of directors may exchange the rights, other than rights owned by such person or group which have become void, in whole or in part, for Lucent common stock or junior preferred stock.

     At any time prior to a person or group acquiring beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, the Lucent board of directors may redeem the rights in whole, but not in part, at a redemption price of $0.0025 per right, subject to customary anti-dilution provisions, or amend the terms of the rights, in each case without the consent of the holders of the rights, at such time, on such basis and with such conditions as the Lucent board of directors may establish.

     Junior preferred shares purchasable upon exercise of the rights will not be redeemable. The junior preferred shares have dividend, voting and liquidation rights that are intended to result in the value of the one four-hundredth interest in a junior preferred share purchasable upon exercise of each right approximating the value of one share of Lucent common stock.

     The rights may have antitakeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire Lucent on terms not approved by the Lucent board of directors. The rights should not interfere with any merger or other business combination approved by the Lucent board of directors prior to the time that a person or group has acquired such 10% beneficial ownership since the rights may be redeemed or amended by Lucent until such time.

     EXCEL.  Excel does not have a stockholders' rights plan.

                                 LEGAL MATTERS

     The legality of Lucent common stock offered by this proxy statement/prospectus will be passed upon for Lucent by Pamela F. Craven, Vice President -- Law and Secretary, of Lucent. As of September 29, 1999, Pamela F. Craven owned 1,096 shares of Lucent common stock and options and stock units for 282,400 shares of Lucent common stock. Cravath, Swaine & Moore, New York, New York from time to time acts as counsel for Lucent and its subsidiaries.

     Certain United States federal income tax consequences of the merger will be passed upon for Excel by Testa, Hurwitz & Thibeault, LLP.

                                    EXPERTS

     The financial statements incorporated in this proxy statement/prospectus by reference in Exhibit 99.1 to Lucent's Current Report on Form 8-K dated August 2, 1999 for the year ended September 30, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Excel at December 31, 1998, and December 27, 1997, and for each of the three years in the period ended December 31, 1998, incorporated in this proxy statement/prospectus by reference in
Exhibit 99.6 to Excel's Current Report on Form 8-K/A dated August 27, 1999, filed to restate the financial results for the merger of Excel and RAScom, have been audited by Arthur Andersen LLP, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             STOCKHOLDER PROPOSALS

     Excel will hold a 2000 annual meeting of Excel stockholders only if the merger is not completed before the time of such meeting. The deadline for submission of stockholder proposals for inclusion in Excel's proxy materials for the 2000 Excel annual meeting is February 11, 2000.

     If the merger is not completed, Excel stockholders may present proper proposals for consideration at the next annual meeting of Excel stockholders by submitting their proposal in writing to the Clerk of Excel in a timely manner.

     The Excel by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in Excel's proxy statement, to be brought before an annual meeting of stockholders. See "Comparison of Rights of Common Stockholders of Lucent and Excel -- Notice of Certain Stockholder Actions."

     The only business that will be conducted at a meeting of Excel stockholders is business that is brought before the meeting:

     - pursuant to the corporation's notice of meeting

     - by or at the direction of the Excel board of directors or

     - by any stockholder of Excel who is a stockholder of record at the time of giving of the notice of stockholder action who is entitled to vote at such meeting and who complies with the notice procedures.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Excel board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     Lucent and Excel file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Lucent and Excel file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

   Public Reference Room       New York Regional Office     Chicago Regional Office
   450 Fifth Street, N.W.        7 World Trade Center           Citicorp Center
         Room 1024                    Suite 1300            500 West Madison Street
   Washington, D.C. 20549         New York, NY 10048               Suite 1400
                                                             Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Lucent may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Excel may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     Lucent filed a registration statement on Form S-4 on September 30, 1999 to register with the Securities and Exchange Commission the Lucent common stock to be issued to Excel stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Lucent in addition to being a proxy statement of Excel. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Lucent's registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Lucent and Excel to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Lucent and Excel have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Lucent and Excel that is not included in or delivered with this proxy statement/prospectus.

      LUCENT FILINGS
   (FILE NO. 001-11639)                              PERIOD
   --------------------                              ------
Annual Report on Form 10-K   Fiscal Year ended September 30, 1998, as amended by
                             Amendment No. 1 thereto filed on Form 10-K/A on May
                             17, 1999
Quarterly Reports on Form    Quarters ended December 31, 1998, March 31, 1999 and
10-Q                         June 30, 1999
Current Reports on Form 8-K  Filed November 19, 1998, January 8, 1999, January 15,
                             1999, March 5, 1999, as amended by Amendment No. 1
                             thereto filed on Form 8-K/A on May 18, 1999, June 28,
                             1999 and August 2, 1999
Proxy Statement              Filed December 22, 1998
The description of Lucent    Filed under Section 12 of the Exchange Act on February
common stock and Lucent      26, 1996, as amended by Amendment No. 1 thereto filed
rights to acquire junior     on Form 10/A on March 12, 1996, Amendment No. 2
preferred stock set forth    thereto filed on Form 10/A on March 22, 1996 and
in the Lucent Registration   Amendment No. 3 thereto filed on Form 10/A on April 1,
Statement on Form 10         1996, including any amendments or reports filed for
                             the purpose of updating such descriptions

       EXCEL FILINGS
    (FILE NO. 0-23263)                               PERIOD
    ------------------                               ------
Annual Report on Form 10-K   Fiscal Year ended December 31, 1998
Quarterly Reports on Form    Quarters ended June 27, 1998, March 31, 1999 and June
10-Q                         30, 1999
Current Reports on Form 8-K  Filed May 25, 1999, as amended by Amendment No. 1 thereto filed on Form 8-K/A on July 23, 1999,
                             Amendment No. 2 thereto filed on Form 8-K/A on July
                             29, 1999 and Amendment No. 3 thereto filed on Form
                             8-K/A on August 27, 1999
Proxy Statement              Filed April 9, 1999
The description of Excel     Filed under Section 12 of the Exchange Act on October
common stock set forth in    23, 1997
the Excel Registration
Statement on Form 8-A

     Lucent and Excel also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Lucent has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Lucent and Excel has supplied all such information relating to Excel.

     Excel stockholders should not send in their Excel certificates until they receive the transmittal materials from the exchange agent. Excel stockholders of record who have further questions about their share certificates or the exchange of their Excel common stock for Lucent common stock should call the exchange agent.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

         Lucent Technologies Inc.                 Excel Switching Corporation
         c/o The Bank of New York                    255 Independence Drive
          Church Street Station                   Hyannis, Massachusetts 02601
              P.O. Box 11009                     Attention: Investor Relations
      New York, New York 10286-1009                Telephone: (508) 862-3000
         Telephone: 1-888-LUCENT6

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/ prospectus is dated September 30, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Lucent common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Lucent and Excel and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Lucent and Excel, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Lucent and Excel and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. An important factor that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements is the effect of vigorous competition in the markets in which Lucent and Excel operate.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended September 30, 1998 of Lucent, including any amendments, and the Annual Report on Form 10-K for the year ended December 31, 1998 of Excel, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Lucent nor Excel undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                                                         ANNEX 1

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF AUGUST 17, 1999

                                  BY AND AMONG

                           LUCENT TECHNOLOGIES INC.,

                               DALLAS MERGER INC.

                                      AND

                          EXCEL SWITCHING CORPORATION

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                     ARTICLE I
                                    THE MERGER
SECTION 1.01.  The Merger....................................................    1
SECTION 1.02.  Closing.......................................................    2
SECTION 1.03.  Effective Time................................................    2
SECTION 1.04.  Effects of the Merger.........................................    2
SECTION 1.05.  Articles of Organization and By-laws..........................    2
SECTION 1.06.  Board of Directors and Officers...............................    2

                                    ARTICLE II
                 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.  Effect on Capital Stock.......................................    3
               (a)  Capital Stock of Sub.....................................    3
               (b)  Cancelation of Treasury Stock and Lucent-Owned Stock.....    3
               (c)  Conversion of Excel Common Stock.........................    3
               (d)  Dissenting Shares........................................    3
               (e)  Anti-Dilution Provisions.................................    4
SECTION 2.02.  Exchange of Certificates......................................    4
               (a)  Exchange Agent...........................................    4
               (b)  Exchange Procedures......................................    4
               (c)  Distributions with Respect to Unexchanged Shares.........    5
               (d)  No Further Ownership Rights in Excel Common Stock........    5
               (e)  No Fractional Shares.....................................    5
               (f)  Termination of Exchange Fund.............................    6
               (g)  No Liability.............................................    6
               (h)  Investment of Exchange Fund..............................    7
               (i)  Lost Certificates........................................    7

                                    ARTICLE III
                          REPRESENTATIONS AND WARRANTIES
SECTION 3.01.  Representations and Warranties of Excel.......................    7
               (a)  Organization, Standing and Corporate Power...............    7
               (b)  Subsidiaries.............................................    7
               (c)  Capital Structure........................................    8
               (d)  Authority; Noncontravention..............................    9
               (e)  SEC Documents; Undisclosed Liabilities...................   10
               (f)  Information Supplied.....................................   10
               (g)  Absence of Certain Changes or Events.....................   11
               (h)  Litigation...............................................   11

                                                                               PAGE
                                                                               ----
               (i)  Compliance with Applicable Laws..........................   11
               (j)  Absence of Changes in Benefit Plans......................   12
               (k)  ERISA Compliance.........................................   12
               (l)  Taxes....................................................   14
               (m)  Voting Requirements......................................   15
               (n)  Accounting Matters.......................................   15
               (o)  Brokers..................................................   15
               (p)  Takeover Statutes........................................   15
               (q)  Opinion of Financial Advisor.............................   15
               (r)  Intellectual Property; Year 2000.........................   15
               (s)  Certain Contracts........................................   16
               (t)  Title to Properties......................................   16
               (u)  Business Relationships...................................   17
SECTION 3.02.  Representations and Warranties of Lucent and Sub..............   17
               (a)  Organization, Standing and Corporate Power...............   17
               (b)  Capital Structure........................................   17
               (c)  Authority; Noncontravention..............................   18
               (d)  SEC Documents; Undisclosed Liabilities...................   19
               (e)  Information Supplied.....................................   19
               (f)  Absence of Certain Changes or Events.....................   19
               (g)  Voting Requirements......................................   20
               (h)  Tax Matters..............................................   20
               (i)  Accounting Matters.......................................   20
               (j)  Interim Operations of Sub................................   20

                                    ARTICLE IV
                     COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01.  Conduct of Business...........................................   20
               (a)  Conduct of Business by Excel.............................   20
               (b)  Advice of Changes........................................   22
SECTION 4.02.  No Solicitation...............................................   22

                                     ARTICLE V
                               ADDITIONAL AGREEMENTS
SECTION 5.01.  Preparation of the Form S-4 and the Excel Proxy Statement;
               Excel Stockholders Meeting....................................   23
SECTION 5.02.  Letters of Excel's Accountants................................   24
SECTION 5.03.  Letters of Lucent's Accountants...............................   24
SECTION 5.04.  Access to Information; Confidentiality........................   25
SECTION 5.05.  Commercially Reasonable Efforts...............................   25
SECTION 5.06.  Stock Options.................................................   26
SECTION 5.07.  Employee Matters..............................................   27

                                                                               PAGE
                                                                               ----
SECTION 5.08.  Indemnification, Exculpation and Insurance....................   27
SECTION 5.09.  Fees and Expenses.............................................   28
SECTION 5.10.  Public Announcements..........................................   28
SECTION 5.11.  Affiliates....................................................   28
SECTION 5.12.  NYSE Listing..................................................   29
SECTION 5.13.  Litigation....................................................   29
SECTION 5.14.  Tax Treatment.................................................   29
SECTION 5.15.  Pooling of Interests..........................................   29
SECTION 5.16.  Stockholder Agreement Legend..................................   29

                                    ARTICLE VI
                               CONDITIONS PRECEDENT
SECTION 6.01.  Conditions to Each Party's Obligation To Effect the Merger....   29
               (a)  Excel Stockholders Approval..............................   29
               (b)  HSR Act..................................................   29
               (c)  No Litigation............................................   29
               (d)  Form S-4.................................................   30
               (e)  NYSE Listing.............................................   30
               (f)  Pooling Letters..........................................   30
SECTION 6.02.  Conditions to Obligations of Lucent and Sub...................   30
               (a)  Representations and Warranties...........................   30
               (b)  Performance of Obligations of Excel......................   30
               (c)  Tax Opinions.............................................   30
SECTION 6.03.  Conditions to Obligations of Excel............................   31
               (a)  Representations and Warranties...........................   31
               (b)  Performance of Obligations of Lucent and Sub.............   31
               (c)  Tax Opinions.............................................   31
SECTION 6.04.  Frustration of Closing Conditions.............................   31

                                    ARTICLE VII
                         TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01.  Termination...................................................   31
SECTION 7.02.  Effect of Termination.........................................   32
SECTION 7.03.  Amendment.....................................................   32
SECTION 7.04.  Extension; Waiver.............................................   32

                                   ARTICLE VIII
                                GENERAL PROVISIONS
SECTION 8.01.  Nonsurvival of Representations and Warranties.................   32
SECTION 8.02.  Notices.......................................................   32
SECTION 8.03.  Definitions...................................................   33
SECTION 8.04.  Interpretation................................................   34

                                                                               PAGE
                                                                               ----
SECTION 8.05.  Counterparts..................................................   35
SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries................   35
SECTION 8.07.  Governing Law.................................................   35
SECTION 8.08.  Assignment....................................................   35
SECTION 8.09.  Enforcement...................................................   35
SECTION 8.10.  Severability..................................................   36

      Annex I  Index of Defined Terms

    Exhibit A  Form of Affiliate Letter

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 17, 1999, among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), DALLAS MERGER INC., a Massachusetts corporation and a wholly owned subsidiary of Lucent ("Sub"), and EXCEL SWITCHING CORPORATION, a Massachusetts corporation ("Excel").

     WHEREAS the respective Boards of Directors of Lucent, Sub and Excel have approved and declared advisable this Agreement and the merger of Sub with and into Excel (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of Excel ("Excel Common Stock"), other than shares owned by Lucent, Sub or Excel, and other than Dissenting Shares will be converted into the right to receive the Merger Consideration;

     WHEREAS the respective Boards of Directors of Lucent, Sub and Excel have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and that the products and services of Excel will complement and enhance the products and services of Lucent;

     WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Lucent and Sub to enter into this Agreement, Lucent and certain principal stockholders of Excel (the "Principal Stockholders") are entering into an agreement (the "Stockholders Agreement") pursuant to which the Principal Stockholders will agree to vote to approve the Merger Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Stockholders Agreement;

     WHEREAS for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and (b) this Agreement constitutes a plan of reorganization;

     WHEREAS for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;

     WHEREAS under the Massachusetts Business Corporation Law (the "MBCL"), in order to effect the Merger, the Company is required to obtain the vote of the holders of two-thirds of the outstanding shares of Excel Common Stock to approve this Agreement (the "Excel Stockholders Approval"); and

     WHEREAS Lucent, Sub and Excel desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCL, Sub shall be merged with and into Excel at the Effective Time. Following the Effective Time, Excel shall (a) be the surviving corporation (the "Surviving Corporation"), (b) continue its corporate existence under the laws of the Common-

                                       1-1
wealth of Massachusetts and (c) succeed to and assume all the rights and obligations of Sub in accordance with the MBCL.

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties hereto (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts executed in accordance with the relevant provisions of the MBCL and shall make all other filings or recordings required under the MBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts in accordance with the provisions of Section 78 of the MBCL or at such subsequent date or time as Lucent and Excel shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time"); provided that such date shall not be more than 30 days after the date of such filing.

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects as provided in the applicable provisions of the MBCL (including Section 80 thereof).

     SECTION 1.05. Articles of Organization and By-laws. (a) The Restated Articles of Organization of Excel, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time of the Merger so that
Article IV of such Restated Articles of Organization reads in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 200,000 shares of Common Stock, par value $1.00 per share." and, as so amended, such Restated Articles of Organization shall be the Restated Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Board of Directors and Officers. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                       1-2

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Excel Common Stock or any shares of capital stock of Sub:

        (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (b) Cancelation of Treasury Stock and Lucent-Owned Stock. Each share of Excel Common Stock that is owned by Excel, Sub or Lucent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

        (c) Conversion of Excel Common Stock.  Subject to Section 2.01(d) and
     Section 2.02(e), each issued and outstanding share of Excel Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.558 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $.01 per share, of Lucent ("Lucent Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Excel Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Excel Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Lucent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

        (d) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Excel Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Section 85 of Chapter 156B of the MBCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of the MBCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Excel Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration in the manner provided in
     Section 2.01(c).

        (ii) Excel shall give Lucent (A) prompt notice of any objections filed pursuant to the MBCL received by Excel, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the MBCL and received by Excel and (B) the opportunity to direct all negotiations and proceedings with respect to objections under the MBCL consistent with the obligations of Excel thereunder. Excel shall not, except with the prior written consent of Lucent, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objection or (z) waive any failure to timely deliver a written objection in accordance with the MBCL.

                                       1-3

        (e) Anti-Dilution Provisions. In the event Lucent changes (or establishes a record date for changing) the number of shares of Lucent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Lucent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Lucent shall enter into an agreement with such bank or trust company as may be designated by Lucent (the "Exchange Agent"), which shall provide that Lucent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Excel Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Lucent Common Stock (such shares of Lucent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Lucent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Excel Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Excel Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Lucent and Excel may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Lucent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with
Section 2.02(c) and cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Excel Common Stock which is not registered in the transfer records of Excel, a certificate representing the proper number of shares of Lucent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Lucent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Lucent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of fractional shares of Lucent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with this Section 2.02. No interest shall be paid or

                                       1-4
will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Lucent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Lucent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Lucent Common Stock shall be paid by Lucent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Lucent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Lucent Common Stock, and the amount of any cash payable in lieu of a fractional share of Lucent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Lucent Common Stock.

     (d) No Further Ownership Rights in Excel Common Stock. All shares of Lucent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Excel Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Excel on such shares of Excel Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Excel Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Lucent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Lucent.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Lucent Common Stock delivered to the Exchange Agent by Lucent pursuant to Section 2.02(a) over (B) the aggregate number of whole shares of Lucent Common Stock to be distributed to former holders of Excel Common Stock pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of Excel, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.02(e)(iii).

     (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent

                                       1-5
practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Excel Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). Excel shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Excel Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Excel Common Stock is entitled (after taking into account all shares of Excel Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Excel Common Stock are entitled.

     (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), Lucent may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Excel Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Excel Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Lucent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Excel Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Excel Common Stock subject to and in accordance with the terms of
Section 2.02(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Lucent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Lucent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Lucent Common Stock and any cash in lieu of fractional shares of Lucent Common Stock.

     (g) No Liability. None of Lucent, Sub, Excel or the Exchange Agent shall be liable to any person in respect of any shares of Lucent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Lucent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate formerly representing Excel Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any

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

such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Lucent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Lucent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Lucent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of Excel. Except as disclosed in the Excel SEC Documents filed and publicly available prior to the date of this Agreement (the "Excel Filed SEC Documents") or as set forth on the Disclosure Schedule delivered by Excel to Lucent prior to the execution of this Agreement (the "Excel Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Excel represents and warrants to Lucent and Sub as follows:

        (a) Organization, Standing and Corporate Power. Each of Excel and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of Excel and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Excel. Excel has made available to Lucent prior to the execution of this Agreement complete and correct copies of its articles of organization and by-laws, each as amended to the date of this Agreement, and the comparable charter and organizational documents of each subsidiary of Excel, in each case as amended to the date of this Agreement.

        (b) Subsidiaries. Section 3.01(b) of the Excel Disclosure Schedule sets forth a true and complete list of each of Excel's subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of Excel have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Excel or a wholly owned subsidiary of Excel, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any

                                       1-7
     restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests except restrictions under applicable law.

        (c) Capital Structure. The authorized capital stock of Excel consists of 100 million shares of Excel Common Stock and 10 million shares of preferred stock, par value $.01 per share, of Excel ("Excel Authorized Preferred Stock"). At the close of business on August 17, 1999, (i) 36,946,110 shares of Excel Common Stock were issued and outstanding; (ii) no shares of Excel Common Stock were held by Excel in its treasury; (iii) no shares of Excel Authorized Preferred Stock were issued and outstanding; and (iv) 13,192,509 shares of Excel Common Stock were reserved for issuance pursuant to the Stock Option Program for non-qualified stock options, the Excel Amended and Restated 1997 Stock Option Plan, the Excel Amended and Restated 1997 Non-Employee Director Stock Option Plan, the Excel Employee Stock Purchase Plan and the RAScom, Inc. 1996 Stock Plan (such plans, collectively, the "Excel Stock Plans") (of which 10,696,040 are subject to outstanding Excel Stock Options). There are no outstanding stock appreciation rights or rights (other than the Excel Stock Options) to receive shares of Excel Common Stock on a deferred basis granted under the Excel Stock Plans or otherwise. Section 3.01(c) of the Excel Disclosure Schedule sets forth a complete and correct list, as of August 17, 1999, of each holder of outstanding stock options or other rights to purchase or receive Excel Common Stock granted under the Excel Stock Plans (collectively, "Excel Stock Options"), the date on which such holder was originally employed by Excel, the number of shares of Excel Common Stock subject to each such Excel Stock Option, the name of the Excel Stock Plan pursuant to which such Excel Stock Options were granted and the exercise prices of such Excel Stock Options. No bonds, debentures, notes or other indebtedness of Excel having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Excel or any of its subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of Excel are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), and except for changes since June 30, 1999, resulting from the issuance of Excel Common Stock as expressly permitted by Section 4.01(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Excel or any of its subsidiaries (other than shares of capital stock or other voting securities of such subsidiaries that are directly or indirectly owned by Excel), (B) any securities of Excel or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, Excel or any of its subsidiaries, (C) any warrants, calls, options or other rights to acquire from Excel or any of its subsidiaries, and no obligation of Excel or any of its subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, Excel or any of its subsidiaries and (y) there are not any outstanding obligations of Excel or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Excel is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its subsidiaries, Excel does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

                                       1-8

        (d) Authority; Noncontravention. Excel has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Excel Stockholders Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Excel and the consummation by Excel of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Excel, subject, in the case of the Merger, to obtaining the Excel Stockholders Approval. This Agreement has been duly executed and delivered by Excel and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Excel, enforceable against Excel in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Excel or any of its subsidiaries under, (i) the Restated Articles of Organization or by-laws of Excel or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to Excel or any of its subsidiaries or their respective properties or assets or
     (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Excel or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on Excel, (y) materially impair the ability of Excel to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to Excel or any of its subsidiaries in connection with the execution and delivery of this Agreement by Excel or the consummation by Excel of the transactions contemplated hereby, except for (1) the filing of a premerger notification and report form by Excel under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Excel Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Excel Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement;
     (3) the filing of the Articles of Merger (and any other merger documents as required by the MBCL) with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which Excel is qualified to do business; and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to (x) have a Material Adverse Effect

                                       1-9
     on Excel, (y) materially impair the ability of Excel to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated hereby.

        (e) SEC Documents; Undisclosed Liabilities. Excel has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1998 (collectively, the "Excel SEC Documents"). As of their respective dates, the Excel SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Excel SEC Documents, and none of the Excel SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Excel SEC Document has been revised or superseded by a later filed Excel SEC Document, none of the Excel SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Excel included in the Excel SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Excel and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes, if applicable). Except (i) as set forth in the Excel Filed SEC Documents or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Excel nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Excel.

        (f) Information Supplied. None of the information supplied or to be supplied by Excel specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Lucent in connection with the issuance of Lucent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Excel Proxy Statement will, at the date it is first mailed to Excel's stockholders or at the time of the Excel Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Excel Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Excel with respect to statements made or

                                      1-10
     incorporated by reference therein based on information supplied by Lucent or Sub specifically for inclusion or incorporation by reference in the Excel Proxy Statement.

        (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Excel Filed SEC Documents, since March 31, 1999, Excel and its subsidiaries have conducted their business only in the ordinary course and since such date there has not been (1) any Material Adverse Change in Excel, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Excel's capital stock, (3) any split, combination or reclassification of any of Excel's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Excel's capital stock, except for issuances of Excel Common Stock as expressly permitted by
     Section 4.01(a)(ii), (4) (A) any granting by Excel or any of its subsidiaries to any current or former director, executive officer or other employee of Excel or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Excel Filed SEC Documents, (B) any granting by Excel or any of its subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, (C) any entry by Excel or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, or (D) any amendment to, or modification of, any Excel Stock Option, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Excel or any of its subsidiaries materially affecting their respective assets, liabilities or businesses, (6) any tax election that individually or in the aggregate is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Excel or any of its subsidiaries or
     (7) any settlement or compromise of any material income tax liability.

        (h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Excel or any of its subsidiaries, threatened against or affecting Excel or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Excel nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Excel or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Excel; provided that for purposes of this paragraph (h) any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a Material Adverse Effect on Excel if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

        (i) Compliance with Applicable Laws. (i) Excel and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "Excel Permits") that are required for them to own, lease or operate their assets and to carry on their businesses, except where the failure to hold any such Excel Permits, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Excel. Excel and its subsidiaries are in compliance in all material respects with the terms of the Excel Permits and all applicable statutes, laws, ordinances, rules and regulations. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or

                                      1-11
     proceeding by any person, in each case with respect to Excel or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Excel, threatened; provided that for purposes of this paragraph (i) any such action, demand, requirement or investigation or any such suit, action or proceeding arising after the date hereof shall not be deemed to have a Material Adverse Effect on Excel if and to the extent such action, demand, requirement or investigation or such suit, action or proceeding (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

        (ii) To Excel's knowledge, there have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by Excel or any of its subsidiaries that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Excel. Neither Excel nor any of its subsidiaries is the subject of any pending or, to Excel's knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by Excel or any of its subsidiaries. Neither Excel nor any of its subsidiaries has assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law where such assumption or responsibility, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Excel. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

        (j) Absence of Changes in Benefit Plans. Since the date of the most recent audited financial statements included in the Excel Filed SEC Documents, there has not been any adoption or amendment in any material respect (other than as required by law) by Excel or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits to any current or former director, officer or employee of Excel or any of its wholly owned subsidiaries (collectively, the "Excel Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Excel pension plans, or any change in the manner in which contributions to any Excel pension plans are made or the basis on which such contributions are determined.

        (k) ERISA Compliance. (i) With respect to the Excel Benefit Plans, no event has occurred and, to the knowledge of Excel, there exists no condition or set of circumstances, in connection with which Excel or any of its subsidiaries could be subject to any liability that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Excel under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

        (ii) Each Excel Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Excel Benefit Plan that individually or in the aggregate are

                                      1-12
     not reasonably likely to have a Material Adverse Effect on Excel. Excel, its subsidiaries and all the Excel Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. Each Excel Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Excel Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Excel, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Excel Benefit Plan or the exempt status of any such trust. There are no pending or, to the knowledge of Excel, threatened lawsuits, claims, grievances, investigations or audits of any Excel Benefit Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Excel.

        (iii) No Excel Benefit Plan is a "defined benefit" plan (as defined in
     Section 3(35) of ERISA) or is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code and neither Excel nor any of its subsidiaries has incurred any liability under Title IV of ERISA which has not been satisfied in full. No Excel Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. No Excel Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and neither Excel nor any of its subsidiaries or affiliates has been required to contribute to any such multiemployer plan in the past six years.

        (iv) Excel and its subsidiaries are in compliance with all federal, state and local requirements regarding employment, except for any failures to comply that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. Neither Excel nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Excel or any of its subsidiaries and no collective bargaining agreement is being negotiated by Excel or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Excel or any of its subsidiaries pending or, to the knowledge of Excel, threatened which may interfere with the respective business activities of Excel or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Excel. As of the date of this Agreement, to the knowledge of Excel, none of Excel, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of Excel or any of its subsidiaries, and there is no charge or complaint against Excel or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, in each case except where such actions, charges or complaints, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Excel.

        (v) No employee of Excel will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Excel Benefit Plan as a result of the transactions contemplated by this Agreement or the Stockholders Agreement. No amount payable, or economic benefit provided, by Excel or its subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute

                                      1-13
     payment" under Section 280G of the Code. No person is entitled to receive any additional payment from Excel or its subsidiaries or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of
     Section 4999 of the Code is imposed on such person. The Board of Directors of Excel or any of its subsidiaries has not granted to any person any right to receive any Parachute Gross-Up Payment.

        (vi) Except as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, no Excel Benefit Plan provides post-retirement health insurance plans, the total cost of which is not incurred by the former employee.

        (l) Taxes. (i) Each of Excel and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. Excel and each of its subsidiaries has paid (or Excel has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Excel Filed SEC Documents reflect an adequate reserve for all taxes payable by Excel and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

        (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Excel or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Excel. The federal income tax returns of Excel and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

        (iii) Neither Excel nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (iv) The Excel Benefit Plans and other Excel employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by Excel or any of its subsidiaries under any such plan or arrangement and, to the knowledge of Excel, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

        (v) Neither Excel nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code
     (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (vi) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied

                                      1-14
     obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

        (m) Voting Requirements. The Excel Stockholders Approval is the only vote or approval of the holders of any class or series of Excel's capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby.

        (n) Accounting Matters. Neither Excel nor any of its affiliates has taken, failed to take or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

        (o) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Excel, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Excel. Excel has furnished to Lucent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

        (p) Takeover Statutes. No state takeover statute (including Chapters 110C, 110D and 110F of the MBCL) or similar statute or regulation applies to this Agreement, the Stockholders Agreement, the Merger or the other transactions contemplated hereby or thereby.

        (q) Opinion of Financial Advisor. Excel has received the written opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of Excel (other than Lucent and its affiliates), a signed copy of which opinion has been or promptly will be delivered to Lucent.

        (r) Intellectual Property; Year 2000. (i) Excel and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of Excel and its subsidiaries.

        (ii) To the knowledge of Excel, neither Excel nor any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of any other person, except for any such interference, infringement, misappropriation or other conflict which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Excel. Neither Excel nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Excel or any such subsidiary must license or refrain from using any Intellectual Property Rights of any other person) which has not been settled or otherwise fully resolved. To Excel's knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of Excel or any of its subsidiaries, except for any such interference, infringement, misappropriation or other conflict which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Excel.

        (iii) As the business of Excel and its subsidiaries is presently conducted and proposed to be conducted without giving effect to any change with respect thereto that may be made by Lucent, to Excel's knowledge, Lucent's use after the Closing of the Intellectual Property Rights which are material to the conduct of the business of Excel and its subsidiaries taken as a

                                      1-15
     whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other person.

        (iv) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Excel, any of its subsidiaries or any predecessor-in-interest thereto either (x) is a party to a "work-for-hire" agreement under which Excel or such subsidiary is deemed to be the original owner/author of all property rights therein or
     (y) has executed an assignment or an agreement to assign in favor of Excel, such subsidiary or such predecessor-in-interest, as applicable, all right, title and interest in such material.

        (v) Neither Excel nor any of its subsidiaries is a party to any agreement or other arrangement that is currently in effect and which requires Excel or any of its subsidiaries to place into escrow any source code, parts list, schematic, test procedure, technical information or other data relating to products required to be supplied by Excel or any of its subsidiaries pursuant to such agreement or arrangement.

        (vi) Excel has substantially completed all necessary steps with the intent of ensuring that its products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and
     (ii) accurately processing, providing and receiving date data from, into, and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000 and making leap-year calculations, provided that all other non-Excel products (e.g., hardware, software and firmware) used by Excel in or in combination with Excel products properly exchange data with Excel products. In addition, Excel has taken the necessary steps to ensure that operations and all material systems utilized to support such operations will not be materially adversely impacted by the year 2000 date change or any other date change. Excel further represents and warrants: (i) the accuracy of year 2000 product information provided on its external website; and (ii) that based on all currently available information, Excel believes it has sufficient resources to complete all necessary customer year 2000 upgrades.

        (s) Certain Contracts. Section 3.01(s) of the Excel Disclosure Schedule sets forth a true and complete list as of the date hereof of each material contract for the purchase or sale of goods or services to which Excel or any of its subsidiaries is a party. Neither Excel nor any of its subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of Excel and its subsidiaries is conducted.

        (t) Title to Properties. (i) Section 3.01(t) of the Excel Disclosure Schedule sets forth a true and complete list of all real property and leasehold property owned or leased by Excel or any of its subsidiaries. Each of Excel and its subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Excel or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that individually or in the aggregate do

                                      1-16
     not materially interfere with the ability of Excel and its subsidiaries to conduct their respective businesses as currently conducted.

        (ii) Each of Excel and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Excel and its subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate not reasonably likely to have a Material Adverse Effect on Excel.

        (u) Business Relationships. To Excel's knowledge, as of the date hereof, neither Excel nor any of its subsidiaries has been informed or is otherwise aware of any development or state of facts which is reasonably likely to have a material adverse effect on the business relationship of Excel or any of its subsidiaries with any VAR (Value Added Reseller) or ISV (Independent Software Vendor) other than as may directly arise as a result of this Agreement or the transactions contemplated hereby or the announcement thereof.

     SECTION 3.02. Representations and Warranties of Lucent and Sub. Except as disclosed in the Lucent SEC Documents filed and publicly available prior to the date of this Agreement (the "Lucent Filed SEC Documents") or as set forth on the Disclosure Schedule delivered by Lucent to Excel prior to the execution of this Agreement (the "Lucent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Lucent and Sub represent and warrant to Excel as follows:

        (a) Organization, Standing and Corporate Power. Each of Lucent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Lucent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Lucent. Lucent has made available to Excel prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

        (b) Capital Structure. The authorized capital stock of Lucent consists of 6 billion shares of Lucent Common Stock and 250 million shares of preferred stock, par value $1.00 per share, of Lucent ("Lucent Authorized Preferred Stock"), of which 15 million shares have been designated Series A Junior Participating Preferred Stock (the "Lucent Junior Preferred Stock"). As of June 30, 1999, (i) approximately 3 billion shares of Lucent Common Stock were issued and outstanding, (ii) no shares of Lucent Junior Preferred Stock were issued and outstanding and (iii) other than the Lucent Junior Preferred Stock, no other shares of Lucent Authorized Preferred Stock have been designated or issued. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Lucent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Lucent may vote are issued or outstanding. All outstanding shares of capital stock of Lucent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Lucent has made available to Excel a complete and correct copy of the Rights Agreement dated as of April 4, 1996, as amended (the "Lucent Rights Agreement") between Lucent and

                                      1-17

     The Bank of New York, as Rights Agent, relating to rights ("Lucent Rights") to purchase Lucent Junior Preferred Stock.

        (c) Authority; Noncontravention. Each of Lucent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Lucent and Sub and the consummation by Lucent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lucent and Sub, as applicable. This Agreement has been duly executed and delivered by Lucent and Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of each of Lucent and Sub, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lucent or Sub under, (i) the certificate of incorporation or by-laws of Lucent or the articles of organization or by-laws of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to Lucent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Lucent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on Lucent, (y) materially impair the ability of Lucent or Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lucent or Sub in connection with the execution and delivery of this Agreement by Lucent and Sub or the consummation by Lucent and Sub of the transactions contemplated hereby, except for (1) the filing of a premerger notification and report form by Lucent under the HSR Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under
     Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement;
     (3) the filing of the Articles of Merger (and any other merger documents required by the MBCL) with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which Lucent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of Lucent Common Stock that are to be issued in the Merger to be listed on the NYSE; and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to (x) have a Material Adverse Effect on Lucent, (y) materially impair the ability of Lucent or Sub to

                                      1-18
     perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated hereby.

        (d) SEC Documents; Undisclosed Liabilities. Lucent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since October 1, 1997 (collectively, the "Lucent SEC Documents"). As of their respective dates, the Lucent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Lucent SEC Documents, and none of the Lucent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Lucent SEC Document has been revised or superseded by a later filed Lucent SEC Document, none of the Lucent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lucent included in the Lucent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lucent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes, if applicable). Except (i) as set forth in the Lucent Filed SEC Documents or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Lucent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Lucent.

        (e) Information Supplied. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Excel Proxy Statement will, at the date it is first mailed to Excel's stockholders or at the time of the Excel Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Lucent with respect to statements made or incorporated by reference therein based on information supplied by Excel specifically for inclusion or incorporation by reference in the Form S-4.

        (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Stockholders Agreement or the transactions contemplated hereby or thereby, and except as disclosed in the Lucent Filed SEC Documents, since March 31,

                                      1-19

     1999, Lucent and its subsidiaries have conducted their business only in the ordinary course, and there has not been any Material Adverse Change in Lucent.

        (g) Voting Requirements. No vote of the holders of shares of Lucent Common Stock or any other class or series of capital stock of Lucent is necessary to approve and adopt this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby.

        (h) Tax Matters. Neither Lucent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (i) Accounting Matters. Neither Lucent nor any of its affiliates has taken, failed to take or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

        (j) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Conduct of Business.  (a) Conduct of Business by
Excel. Except as set forth in Section 4.01(a) of the Excel Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by Lucent, during the period from the date of this Agreement to the Effective Time, Excel shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Excel shall not, and shall not permit any of its subsidiaries to:

        (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Excel to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Excel or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (x) the issuance of Excel Stock Options granted consistent with past practice to new

                                      1-20
     employees of Excel representing in the aggregate not more than 250,000 shares of Excel Common Stock or (y) the issuance of Excel Common Stock upon the exercise of Excel Stock Options outstanding as of the date hereof in accordance with their present terms or upon the exercise of the Excel Stock Options referred to in clause (x) in accordance with their terms;

        (iii) amend Excel's Restated Articles of Organization, by-laws or other comparable organizational documents;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

        (v) sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods in the ordinary course of business consistent with past practice;

        (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Excel or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between Excel and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than loans to employees for travel and related purposes in the ordinary course of business consistent with past practice and policies;

        (vii) make or agree to make any new capital expenditure or expenditures, other than capital expenditures not exceeding the respective aggregate amounts in each of the fiscal years ended 1999 and 2000 as set forth in Excel's capital expenditure budget for each of the fiscal years ended 1999 and 2000;

        (viii) make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Excel or any of its subsidiaries;

        (ix) (x) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Excel included in the Excel Filed SEC Documents or incurred since the date of such financial statements, or (y) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which Excel or any of its subsidiaries is a party or of which Excel or any of its subsidiaries is a beneficiary;

        (x) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any Excel Benefit Plan or any other agreement, plan or policy involving Excel or its subsidiaries, and one or more of its directors, officers or employees, or change any actuarial or

                                      1-21
     other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

        (xi) except for normal increases in the ordinary course of business consistent with past practice or as contemplated hereby or by the terms of any employment agreement the existence of which does not constitute a violation of this Agreement, increase the compensation of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

        (xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of Excel and its subsidiaries other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

        (xiii) enter into or amend (A) any OEM agreement other than in the ordinary course of business consistent with past practice, or (B) any agreement pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any Excel product, process or technology;

        (xiv) call or hold any meeting of stockholders of Excel other than in connection with the election of members of the Board of Directors of Excel or other routine matters in the ordinary course of business consistent with past practice;

        (xv) take any action that would, or that is reasonably likely to, result in (x) any of the representations and warranties made by Excel in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied; or

        (xvi) authorize, or commit, resolve or agree to take any of the foregoing actions.

     (b) Advice of Changes. Excel and Lucent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Lucent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (and, in the case of Lucent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.02. No Solicitation. (a) Excel shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any

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

person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of Excel and its subsidiaries, taken as a whole, or 10% or more of any class or series of equity securities of Excel or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class or series of equity securities of Excel or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Excel or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     (b) Neither the Board of Directors of Excel nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Lucent, the approval or, subject to its or their obligations under applicable law as referred to in Section 4.02(d), recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose or agree to do any of the foregoing related to any Takeover Proposal.

     (c) In addition to the obligations of Excel set forth in paragraphs (a) and
(b) of this Section 4.02, Excel shall immediately (and no later than 48 hours) advise Lucent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. Excel will promptly keep Lucent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

     (d) Nothing contained in this Agreement shall prohibit Excel from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Excel's stockholders (including the withdrawal or modification of the recommendation of the Board of Directors of Excel of the Merger or this Agreement and the disclosure of the terms of a Takeover Proposal) if, in the good faith judgment of the Board of Directors of Excel, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither Excel nor its Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, its approval of this Agreement or the Merger or the submission of this Agreement to the stockholders of Excel for a vote thereon pursuant to
Section 78 of the MBCL or (ii) approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of the Form S-4 and the Excel Proxy Statement; Excel Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, Lucent and Excel shall prepare and Excel shall file with the SEC the Excel Proxy Statement and Lucent and Excel shall prepare and Lucent shall file with the SEC the Form S-4, in which the Excel Proxy Statement will be included as a prospectus. Each of Excel and Lucent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Excel will use all reasonable efforts to cause the Excel Proxy Statement to be mailed to Excel's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Lucent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process)

                                      1-23
required to be taken under any applicable state securities laws in connection with the issuance of Lucent Common Stock in the Merger and Excel shall furnish all information concerning Excel and the holders of capital stock of Excel as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Excel Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Lucent, or the Excel Proxy Statement will be made by Excel, without providing the other party a reasonable opportunity to review and comment thereon. Lucent will advise Excel, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Lucent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Excel will advise Lucent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Excel Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Excel or Lucent, or any of their respective affiliates, directors or officers, should be discovered by Excel or Lucent which should be set forth in an amendment or supplement to any of the Form S-4 or the Excel Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Excel.

     (b) Excel shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Excel Stockholders Meeting") solely for the purpose of obtaining the Excel Stockholders Approval. Excel shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Excel agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Excel of any Takeover Proposal.

     SECTION 5.02. Letters of Excel's Accountants. (a) Excel shall use all reasonable efforts to cause to be delivered to Lucent two letters from Excel's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Lucent, in form and substance reasonably satisfactory to Lucent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Excel shall provide all reasonable cooperation to each of its independent public accountants and Lucent's independent public accountants to enable them to issue the letters referred to in Section 6.01(f) and shall use reasonable efforts to cause them to do so.

     SECTION 5.03. Letters of Lucent's Accountants. (a) Lucent shall use all reasonable efforts to cause to be delivered to Excel two letters from Lucent's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Excel, in

                                      1-24
form and substance reasonably satisfactory to Excel and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Lucent shall provide all reasonable cooperation to each of its independent public accountants and Excel's independent public accountants to enable them to issue the letters referred to in Section 6.01(f) and shall use reasonable efforts to cause them to do so.

     SECTION 5.04. Access to Information; Confidentiality. Upon reasonable notice and subject to the Non-Disclosure Agreement dated December 4, 1998, between Lucent and Excel (the "Confidentiality Agreement"), Excel shall, and shall cause each of its subsidiaries to, afford to Lucent and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, Excel shall, and shall cause each of its subsidiaries to, furnish promptly to Lucent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Lucent may reasonably request (including Excel's outside accountants work papers). Excel shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Lucent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.05. Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholders Agreement or the consummation of the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement.

     (b) In connection with and without limiting the foregoing, Excel and its Board of Directors and Lucent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this

                                      1-25

Agreement, the Stockholders Agreement or any of the other transactions contemplated by this Agreement or the Stockholders Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholders Agreement or any other transaction contemplated by this Agreement or the Stockholders Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholders Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement.

     SECTION 5.06. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Excel (or, if appropriate, any committee thereof administering the Excel Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding Excel Stock Options granted under the Excel Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Excel Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Excel Stock Option the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Excel Common Stock subject to such Excel Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share of Lucent Common Stock (rounded to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of such Excel Common Stock immediately prior to the Effective Time divided by (y) the Exchange Ratio (each, as so adjusted, an "Adjusted Option"); and

        (ii) make such other changes to the Excel Stock Plans as Excel and Lucent may agree are appropriate to give effect to the Merger.

     (b) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Excel Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Excel Stock Plans and the agreements evidencing the grants of such Excel Stock Options and that such Excel Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

     (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by following procedures to be communicated by Lucent with the notice contemplated by Section 5.06(b), together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Excel Stock Plan.

     (d) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the Excel Stock Options, all restrictions or limitations on transfer and vesting with respect to Excel Stock Options awarded under the Excel Stock Plans or any other plan, program or arrangement of Excel or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Lucent as set forth above. It is the intention of the parties hereto that the options so assumed by Lucent qualify, to the maximum extent permissible following the Effective Time, as incentive stock options as defined in Section 422 of the Code to the extent that such options qualified as incentive stock options prior to the Effective Time.
                                      1-26

     (e) Within 30 days after the Closing, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Lucent Common Stock equal to the number of shares subject to the Adjusted Options. Excel shall cooperate with, and assist Lucent in the preparation of, such registration statement.

     (f) Excel shall take, or cause to be taken, all action necessary to amend Excel's 1997 Employee Stock Purchase Plan to terminate such Plan and all future offering periods thereunder, in each case, effective as of the date that is two business days prior to the Closing Date.

     SECTION 5.07. Employee Matters. (a) Lucent shall cause the Surviving Corporation to make an offer of employment to each employee of Excel who on the Closing Date is employed by Excel or who was employed by Excel but is on authorized leave of absence. The foregoing undertaking shall not apply to any inactive or former employee including any person on short-term or long-term disability or who has terminated his or her employment, retired or died on or before the Closing Date; provided that each employee of Excel on short-term disability leave on the Closing Date shall be offered employment by the Surviving Corporation upon such employee being able to return to active service.

     (b) As soon as practicable after the Closing Date (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of Excel that are the same as those made generally available to non-represented employees of Lucent who are hired by Lucent after December 31, 1998. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of Lucent), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of Excel provided to employees of Excel as of the date hereof.

     (c) With respect to each benefit plan, program practice, policy or arrangement maintained by Lucent (the "Lucent Plans") in which employees of Excel subsequently participate, (i) service with Excel and its subsidiaries prior to the Effective Time shall be credited against all service and waiting period requirements under the Lucent Plans (provided that such recognition shall not be for the purpose of determining (x) retirement benefits under Lucent's defined benefit pension plans (unless otherwise required by law) or (y) any Lucent subsidy under Lucent's retiree health plans), (ii) the Lucent Plans shall not provide any pre-existing condition exclusions and (iii) the deductibles, copayments and out-of-pocket maximums in effect under the Lucent Plans shall be reduced by any deductibles, copayments and out-of-pocket maximums paid by such individuals under the Excel Benefit Plans for the plan year in which the Effective Time occurs.

     SECTION 5.08. Indemnification, Exculpation and Insurance. (a) Lucent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transaction contemplated by this Agreement) now existing in favor of the current or former directors or officers of Excel and its subsidiaries as provided in their respective articles of organization or by-laws (or comparable organizational documents) and any indemnification agreements of Excel (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Lucent shall cause the Surviving Corporation to honor all such rights.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially
                                      1-27
all of its properties and assets to any person, or otherwise dissolves the Surviving Corporation, then, and in each such case, Lucent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.08.

     (c) Lucent shall, at its option, for a period of not less than six years after the Effective Time, either (i) maintain Excel's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by Excel's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 200% amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, Lucent will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. Excel represents that the Maximum Premium is $450,000.

     (d) The provisions of this Section 5.08(i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.09. Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Lucent and Excel shall bear and pay one-half of (a) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Excel Proxy Statement (including SEC filing fees) and (b) the filing fees for the premerger notification and report forms under the HSR Act.

     SECTION 5.10. Public Announcements. Lucent (on behalf of itself and Sub) and Excel will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Stockholders Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholders Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.11. Affiliates. Excel shall deliver to Lucent at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Excel, "affiliates" of Excel for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Excel shall use reasonable efforts to cause each such person to deliver to Lucent at least 30 days prior to the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto. Lucent shall use reasonable efforts to cause all persons who are "affiliates" of Lucent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the

                                      1-28

Accounting Principles Board and applicable SEC rules and regulations to deliver to Excel, at least 30 days prior to the Closing Date, a written agreement complying with the fourth paragraph of Exhibit A hereto.

     SECTION 5.12. NYSE Listing. Lucent shall use reasonable efforts to cause the Lucent Common Stock issuable in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

     SECTION 5.13. Litigation. Excel shall give Lucent the opportunity to participate in the defense of any litigation against Excel and/or its directors relating to the transactions contemplated by this Agreement.

     SECTION 5.14. Tax Treatment. Each of Lucent and Excel shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c), including the execution of the letters of representation referred to therein.

     SECTION 5.15. Pooling of Interests. Each of Excel and Lucent shall use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, and the Stockholders Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and each of Excel and Lucent agrees that it shall take no action that would cause such accounting treatment not to be obtained.

     SECTION 5.16. Stockholder Agreement Legend. Excel will inscribe upon any certificate representing Subject Shares (as defined in the Stockholders Agreement) tendered by a Stockholder (as defined in the Stockholders Agreement) in connection with any proposed transfer of any Subject Shares by such Stockholder in accordance with the terms of the Stockholders Agreement the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01, PER SHARE, OF EXCEL SWITCHING CORPORATION, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 17, 1999, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF EXCEL SWITCHING CORPORATION."; and Excel will return such certificate containing such inscription to such Stockholder within three business days following Excel's receipt thereof.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Excel Stockholders Approval. The Excel Stockholders Approval shall have been obtained.

        (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental

                                      1-29

     Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on Excel or Lucent, as applicable; provided, however, that each of the parties hereto shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

        (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (e) NYSE Listing. The shares of Lucent Common Stock issuable to Excel's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (f) Pooling Letters. Each of Lucent and Excel shall have received a letter, dated as of the Closing Date, addressed to Lucent and Excel, from PricewaterhouseCoopers LLP in form and substance satisfactory to Lucent, stating in substance that PricewaterhouseCoopers LLP concurs with the conclusion of Lucent's management that no condition exists that would preclude accounting of the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Each of Lucent and Excel shall have received a letter, dated as of the Closing Date, addressed to Lucent and Excel, from Arthur Andersen LLP stating in substance that Arthur Andersen LLP concurs with the conclusion of Excel's management that no condition exists that would preclude accounting of the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     SECTION 6.02. Conditions to Obligations of Lucent and Sub. The obligation of Lucent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Excel set forth herein that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Lucent shall have received a certificate signed on behalf of Excel by the chief executive officer of Excel to such effect.

        (b) Performance of Obligations of Excel. Excel shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Lucent shall have received a certificate signed on behalf of Excel by the chief executive officer of Excel to such effect.

        (c) Tax Opinions. Lucent shall have received from Cravath, Swaine & Moore, counsel to Lucent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Lucent and Excel, in each case, in form and substance reasonably satisfactory to such tax counsel.

                                      1-30

     SECTION 6.03. Conditions to Obligations of Excel. The obligation of Excel to effect the Merger is further subject to satisfaction or waiver of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Lucent and Sub set forth herein that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Excel shall have received a certificate signed on behalf of Lucent by an authorized signatory of Lucent to such effect.

        (b) Performance of Obligations of Lucent and Sub. Lucent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. Excel shall have received a certificate signed on behalf of Lucent by an authorized signatory of Lucent to such effect.

        (c) Tax Opinions. Excel shall have received from Testa, Hurwitz & Thibeault, LLP, counsel to Excel, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Lucent and Excel, in each case, in form and substance reasonably satisfactory to such tax counsel.

     SECTION 6.04. Frustration of Closing Conditions. None of Lucent, Sub or Excel may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, as required by and subject to Section 5.05.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Excel Stockholders
Approval:

        (a) by mutual written consent of Lucent and Excel;

        (b) by either Lucent or Excel:

            (i) if the Merger shall not have been consummated by March 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

            (ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

        (c) by Lucent, if Excel shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition

                                      1-31
     set forth in Section 6.02(a) or (b), and (B) is incapable of being or has not been cured by Excel within 30 calendar days after the giving of written notice to Excel of such breach or failure to perform (it being understood and agreed that any breach of Section 4.02(a) or (b) by Excel would satisfy clauses (A) and (B) above); or

        (d) by Excel, if Lucent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being or has not been cured by Lucent within 30 calendar days after the giving of written notice to Lucent of such breach or failure to perform.

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either Excel or Lucent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Lucent, Sub or Excel, other than the provisions of
Section 3.01(o), the last sentence of Section 5.04, Section 5.09, this Section
7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Excel Stockholders Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Excel or the approval of the stockholders of Lucent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the

                                      1-32
parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Lucent or Sub, to

        Lucent Technologies Inc.
        600 Mountain Avenue
        Murray Hill, NJ 07974

        Telecopy No.: Separately supplied

        Attention: Pamela F. Craven
                     Vice President = Law

        with a copy to:

        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, NY 10019

        Telecopy No.: Separately supplied

        Attention: Robert A. Kindler
                     Robert I. Townsend, III; and

     (b) if to Excel, to

        Excel Switching Corporation
        225 Independence Drive
        Hyannis, MA 02601

        Telecopy No.: Separately supplied

        Attention: General Counsel

        with a copy to:

        Testa, Hurwitz & Thibeault, LLP
        125 High Street
        Boston, MA 02110

        Telecopy No.: Separately supplied

        Attention: John M. Hession
                     Gordon H. Hayes, Jr.

     SECTION 8.03. Definitions.  For purposes of this Agreement:

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

        (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

        (c) "knowledge" of any person that is not an individual means, with respect to any specific matter, the knowledge of such person's executive officers and other officers having primary responsibility for such matter;

                                      1-33

        (d) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Excel or Lucent, any change, effect, event, occurrence, condition, development or state of facts that is materially adverse to the long-term business prospects, business, assets, results of operations or financial condition of Excel and its subsidiaries, taken as a whole, or Lucent and its subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, condition, development or state of facts shall be deemed, individually or in the aggregate, to constitute a Material Adverse Change or Material Adverse Effect to the extent:

            (i) relating to or resulting from the telephony and telecommunications markets generally, the U.S. economy as a whole or the international economy as a whole or any political, economic or social instability in any such market or economy;

            (ii) relating to or resulting from U.S. or international securities markets in general; or

            (iii) solely with respect to Excel and its subsidiaries, arising as a result of this Agreement or the transactions contemplated hereby or the announcement thereof, including one or more of the following:

                 (A) the market price of Excel Common Stock;

                 (B) the bookings, revenues, gross margins or earnings of Excel;

                 (C) any delay of, reduction in or cancelation or change in the term or timing of product orders or project implementations by customers of Excel;

                 (D) any attrition of Excel employees;

                 (E) any termination or modification of any existing contract
            (or any negotiations with respect thereto) between Excel and any of its customers;

                 (F) any litigation brought or threatened against Excel, any principal stockholder thereof or any member of its Board of Directors after the date hereof;

                 (G) any material litigation existing on the date hereof
            involving Excel's Intellectual Property Rights or any change in strategy, position or status of any such pending litigation; or

                 (H) any refusal by any of Excel's suppliers to continue to do business with Excel;

        (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

        (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The

                                      1-34
words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06 and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except that the consummation of the Merger shall be governed by, and construed in accordance with, the MBCL.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.09. Enforcement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

                                      1-35

     SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Lucent, Sub and Excel have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          LUCENT TECHNOLOGIES INC.,

                                          by /s/ FRANK D'AMELIO

                                          --------------------------------------
                                          Name: Frank D'Amelio
                                          Title: Vice President
                                              Switching & Access Solutions

                                          DALLAS MERGER INC.,

                                          by /s/ JEAN F. RANKIN

                                          --------------------------------------
                                          Name: Jean F. Rankin
                                          Title: Vice President

                                          by /s/ MICHAEL J. HOLLIDAY

                                          --------------------------------------
                                          Name: Michael J. Holliday
                                          Title: Assistant Treasurer

                                          EXCEL SWITCHING CORPORATION,

                                          by /s/ ROBERT P. MADONNA

                                          --------------------------------------
                                          Name: Robert P. Madonna
                                          Title: President and Chief
                                              Executive Officer

                                          by /s/ STEPHEN S. GALLIKER

                                          --------------------------------------
                                          Name: Stephen S. Galliker
                                          Title: Vice President, Chief
                                              Financial Officer and Treasurer

                                      1-36

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

TERM                                 PAGE
- ----                                 ----
Accounting Rules...................   15
Adjusted Option....................   42
affiliate..........................   53
Agreement..........................    1
Articles of Merger.................    2
business day.......................   53
Benefits Date......................   43
Certificates.......................    6
Closing............................    2
Closing Date.......................    2
Code...............................    1
Common Shares Trust................    8
Confidentiality Agreement..........   40
control............................   53
Dissenting Shares..................    5
D&O Insurance......................   44
Effective Time.....................    3
Environmental Law..................   19
ERISA..............................   19
Excel..............................    1
Excel Authorized Preferred Stock...   12
Excel Benefit Plans................   19
Excel Common Stock.................    1
Excel Disclosure Schedule..........   11
Excel Filed SEC Documents..........   11
Excel Permits......................   18
Excel Proxy Statement..............   14
Excel SEC Documents................   15
Excel Stock Options................   12
Excel Stock Plans..................   12
Excel Stockholders Approval........    2
Excel Stockholders Meeting.........   39
Excess Shares......................    8
Exchange Act.......................   14
Exchange Agent.....................    5
Exchange Fund......................    6
Exchange Ratio.....................    4
Form S-4...........................   16

TERM                                 PAGE
- ----                                 ----
GAAP...............................   15
Governmental Entity................   14
Hazardous Materials................   19
HSR Act............................   14
Intellectual Property Rights.......   24
knowledge..........................   53
Liens..............................   11
Lucent.............................    1
Lucent Authorized Preferred
  Stock............................   27
Lucent Common Stock................    4
Lucent Disclosure Schedule.........   27
Lucent Filed SEC Documents.........   27
Lucent Junior Preferred Stock......   28
Lucent Plans.......................   43
Lucent Rights......................   28
Lucent Rights Agreement............   28
Lucent SEC Documents...............   30
Material Adverse Change............   53
Material Adverse Effect............   53
Maximum Premium....................   44
MBCL...............................    2
Merger.............................    1
Merger Consideration...............    4
NYSE...............................    8
Parachute Gross-Up Payment.........   21
person.............................   55
Principal Stockholders.............    1
Release............................   19
Restraints.........................   47
SEC................................   14
Securities Act.....................   15
Stockholders Agreement.............    1
Sub................................    1
subsidiary.........................   55
Surviving Corporation..............    2
Takeover Proposal..................   36
taxes..............................   23

                                      1-37

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Dear Sirs:

     The undersigned, a holder of shares of common stock, par value $.01 per share ("Excel Common Stock"), of Excel Switching Corporation, a Massachusetts corporation ("Excel"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of Lucent Technologies Inc., a Delaware corporation ("Lucent"), with and into Excel, securities of Lucent, as the parent of the surviving corporation in the Merger (the "Parent Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Excel within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of Excel for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

     If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Excel Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Lucent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Securities by the undersigned.

     The undersigned hereby represents to and covenants with Lucent that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for shares of Excel Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to Lucent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     The undersigned hereby further represents to and covenants with Lucent that the undersigned has not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of Excel Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Parent Securities received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of Excel and Lucent have been published by Lucent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

                                      1-38

     In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Lucent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Lucent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Lucent shall cause the transfer agent to effectuate the transfer of the Parent Securities sold as indicated in such letter.

     Lucent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Securities by the undersigned under Rule 145 in accordance with the terms thereof.

     The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Lucent from independent counsel reasonably satisfactory to Lucent to the effect that such legends are no longer required for purposes of the Securities Act.

     There will be placed on the certificates for Parent Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as Lucent Technologies Inc. shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Lucent of this letter is an inducement to Lucent's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                      1-39

                                                                         ANNEX I
                                                                    TO EXHIBIT A

[Name]                                                                    [Date]

     On                 , the undersigned sold the securities of Lucent
Technologies Inc., a Delaware corporation ("Lucent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of a subsidiary of Lucent with and into Excel Switching Corporation, a Massachusetts corporation.

     Based upon the most recent report or statement filed by Lucent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

           [Space to be provided for description of the Securities.]

                                      1-40

                                                                         ANNEX 2

        STOCKHOLDERS AGREEMENT dated as of August 17, 1999 (this "Agreement"), among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Parent"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

     WHEREAS Parent, Dallas Merger Inc., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Sub"), and Excel Switching Corporation, a Massachusetts corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS each Stockholder owns the number of shares of capital stock of the Company set forth opposite such Stockholder's name on Schedule A attached hereto (such shares of capital stock of the Company, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

     WHEREAS as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.

     NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

        1. Agreement to Vote Shares. Each Stockholder agrees during the term of this Agreement to vote, or cause to be voted, its Subject Shares, in person or by proxy, in favor of the Merger, the adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof.

        2. Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably grants to, and appoints, Pamela F. Craven and Jean F. Rankin and any other individual who shall hereafter be designated by Parent, and each of them, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote, or cause to be voted, such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement.

        3. No Other Grant of Proxy. Each Stockholder will not, directly or indirectly, grant any proxies or powers of attorney with respect to its Subject Shares to any person in connection with its vote, consent or other approval sought, in favor of the Merger, the adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, other than as set forth in Section 2.

        4. Transfers. Other than this Agreement, each Stockholder will not, nor will such Stockholder permit any entity under such Stockholder's control to, sell, transfer, pledge, assign

                                       2-1
     or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any Subject Shares or any interest therein or enter into any contract, option or other agreement or arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any Subject Shares or any interest therein to any person, unless prior to any such Transfer the transferee of such Subject Shares agrees to be subject to the provisions of this Agreement.

        5. No Voting Trusts. Each Stockholder agrees that it will not enter into any voting trust or other arrangement or agreement, or agree, in any manner, with respect to its vote, consent or other approval sought, in favor of the Merger, the adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement (and if entered into or executed, such voting trust or other arrangement or agreement shall not be effective).

        6. No Solicitation. Until the Merger is consummated or the Merger Agreement is terminated, each Stockholder shall not, nor shall it permit any investment banker, attorney or other advisor or representative of such Stockholder to, directly or indirectly through another person, solicit, initiate, encourage or otherwise facilitate any Takeover Proposal.

        7. Affiliate Agreement. (a) If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, a Stockholder is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, such Stockholder shall deliver to Parent at least 30 days prior to the Closing a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

        (b) Each Stockholder shall use reasonable efforts to cause the transactions contemplated by the Merger Agreement, including the Merger, to be accounted for as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Each Stockholder agrees that it shall take no action that would cause such accounting treatment not to be obtained.

        8. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent in respect of himself or itself as follows:

            (a) Authority. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder's property or assets. Except for (i) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (ii) informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to such Stockholder

                                       2-2
        in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

            (b) The Subject Shares. Such Stockholder has good and marketable title to the Subject Shares, free and clear of all Liens.

        9. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, has been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms.

        10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled, without the posting of any bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, and neither party will oppose the granting of such relief on the basis that the other party has an adequate remedy at law.

        11. Term and Termination. Subject to Section 16(f), the term of this Agreement shall commence on the date hereof and shall terminate upon the earlier of (i) the Effective Time and (ii) the date that is ten Business Days after the date on which the Merger Agreement is terminated in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for breach of this Agreement prior to termination.

        12. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Subject Shares, or the acquisition of additional shares of the Company's capital stock by such Stockholder, the number of Subject Shares listed on Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of the Company's capital stock issued to or acquired by such Stockholder.

        13. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in its or his capacity as the record and/or beneficial owner, as applicable, of such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her rights under the Merger Agreement.

        14. Entire Agreement; No Third Party Beneficiaries; Amendment;
     Waiver. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, written or oral, among the

                                       2-3
     parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party to be charged. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        15. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three business days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:

            If to the Stockholders, to the addresses listed on Schedule A hereto;

            If to Parent, in accordance with Section 8.02 of the Merger
            Agreement;

     or to such other persons or addresses as may be designated in writing by the party to receive such notice.

        16. Miscellaneous. (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        (b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

        (c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        (d) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

        (e) This Agreement shall not be assigned by any Stockholder, on the one hand, without the prior written consent of Parent, or by Parent, on the other hand, without the prior written consent of the Stockholders, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided that notwithstanding such assignment, Parent shall remain liable for performance of its obligations hereunder. Subject to the preceding sentence, this Agreement

                                       2-4
     will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        (f) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon the Stockholders until after such time as the Merger Agreement is executed and delivered by Parent, Sub and the Company.

        (g) Each Stockholder agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the other Stockholders in doing, all things necessary, proper or advisable to cause a Stockholder Meeting to be held as promptly as practicable after the date hereof.

     IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

                                          LUCENT TECHNOLOGIES INC.,

                                          by /s/ PAMELA F. CRAVEN
                                            ------------------------------------
                                            Name: Pamela F. Craven
                                             Title: Vice President -- Law &
                                                    Secretary

                                          /s/ ROBERT P. MADONNA
                                          --------------------------------------
                                          Robert P. Madonna

                                          THE MADONNA FAMILY LIMITED
                                          PARTNERSHIP,

                                          by /s/ ROBERT P. MADONNA
                                            ------------------------------------
                                            Robert P. Madonna, its
                                            General Partner

                                       2-5

                                                                      SCHEDULE A

                                                               NUMBER OF       PERCENTAGE OF
                                                              OUTSTANDING     VOTING POWER OF
NAME AND ADDRESS OF EACH STOCKHOLDER                          SHARES OWNED      THE COMPANY
- ------------------------------------                          ------------    ---------------
Robert P. Madonna...........................................   23,021,310          62.3%
The Madonna Family Limited Partnership......................    4,191,840          11.3%

                                       2-6

                                                                         ANNEX 3

MORGAN STANLEY DEAN WITTER

                                               1585 BROADWAY
                                               NEW YORK, NEW YORK 10036
                                               (212) 761-4000

                                            August 17, 1999

Board of Directors
Excel Switching Corporation
255 Independence Drive
Hyannis, MA 02601

Members of the Board:

We understand that Excel Switching Corporation ("Excel" or the "Company"), Lucent Technologies, Inc. ("Lucent") and Dallas Merger Inc., a wholly owned subsidiary of Lucent ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, dated August 17, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Excel. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Lucent and each outstanding share of common stock, par value $.01 per share, of Excel (the "Excel Common Stock"), other than shares held by Excel, Lucent or Acquisition Sub or as to which dissenters' rights have been perfected, will be converted into the right to receive 0.558 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Lucent (the "Lucent Common Stock"), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Excel Common Stock.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of Excel and Lucent, respectively;
   (ii) reviewed certain internal financial statements and other financial and operating data concerning Excel prepared by the management of Excel;
  (iii) analyzed certain financial projections prepared by the management of Excel;
   (iv) discussed the past and current operations and financial condition and the prospects of Excel, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Excel;
    (v) discussed the past and current operations and financial condition and the prospects of Lucent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Lucent;
   (vi) reviewed the pro forma impact of the Merger on Lucent's earnings per share and other financial ratios;
  (vii) reviewed the reported prices and trading activity for the Excel Common Stock and the Lucent Common Stock;

Excel Switching Corporation
August 17, 1999                                       MORGAN STANLEY DEAN WITTER
Page  2

 (viii) discussed with the senior management of Excel and representatives of Lucent certain research analyst projections for Excel and Lucent, respectively;
   (ix) compared the financial performance of Excel and Lucent and the prices and trading activity of the Excel Common Stock and the Lucent Common Stock with that of certain other publicly-traded companies and their securities;
    (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
   (xi) participated in discussions and negotiations among representatives of Excel and Lucent and their financial and legal advisors;
  (xii) reviewed the draft Merger Agreement and certain related documents; and
 (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Excel. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. As you are aware, Lucent did not make available its forecasts of future financial performance. Instead, for purpose of our analysis, we have relied, with your consent, on the publicly available estimates of certain research analysts for Lucent. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and Lucent and their affiliates, and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Excel and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Excel in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Lucent Common Stock will trade following the consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Excel or Lucent should vote at the stockholders' meeting held in connection with the Merger.

Excel Switching Corporation
August 17, 1999                                       MORGAN STANLEY DEAN WITTER
Page  3

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Excel Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                          INCORPORATED

                                                  /s/ Cordell G. Spencer
                                          By:  _______________________________

                                             Cordell G. Spencer
                                             Managing Director

                                                                         ANNEX 4

                     SECTIONS 86 THROUGH 98 OF CHAPTER 156B
                 OF THE MASSACHUSETTS BUSINESS CORPORATION LAW

                          DISSENTERS' APPRAISAL RIGHTS
                MASS. GEN. LAWS CH. 156B, SEC.SEC. 86-98 (1997)

SEC. 86 RIGHT OF APPRAISAL.

If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SEC. 87 NOTICE OF STOCKHOLDERS MEETING TO CONTAIN STATEMENT AS TO APPRAISAL
        RIGHTS.

The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with the section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SEC. 88 NOTICE TO OBJECTING STOCKHOLDER THAT CORPORATE ACTION HAS BECOME
        EFFECTIVE.

The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same
                                       4-1
to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SEC. 89 DEMAND FOR PAYMENT BY OBJECTING STOCKHOLDER.

If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SEC. 90 DETERMINATION OF VALUE OF STOCK BY SUPERIOR COURT.

If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SEC. 91 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON
        FAILURE TO AGREE ON VALUE THEREOF ETC; PARTIES TO BILL ETC; SERVICE OF BILL ON CORPORATION; NOTICE TO STOCKHOLDER PARTIES ETC.

If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

                                       4-2

SEC. 92 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON
        FAILURE TO AGREE ON VALUE THEREOF, ETC; ENTRY OF DECREE DETERMINING VALUE OF STOCK; DATE ON WHICH VALUE IS TO BE DETERMINED.

After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SEC. 93 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON
        FAILURE TO AGREE ON VALUE THEREOF, ETC.; COURT MAY REFER BILL, ETC., TO SPECIAL MASTER TO HEAR PARTIES, ETC.

The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity the superior court.

SEC. 94 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDER ON
        FAILURE TO AGREE ON VALUE THEREOF, ETC.; STOCKHOLDERS PARTIES MAY BE REQUIRED TO SUBMIT THEIR STOCK CERTIFICATES FOR NOTATION THEREON OF PENDENCY OF BILL, ETC.

On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SEC. 95 BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON
        FAILURE TO AGREE ON VALUE THEREOF, ETC.; TAXATION OF COSTS, ETC.; INTEREST ON AWARD, ETC.

The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

                                       4-3

SEC. 96 STOCKHOLDER DEMANDING PAYMENT FOR STOCK NOT ENTITLED TO NOTICE OF
        STOCKHOLDERS' MEETING OR TO VOTE STOCK OR TO RECEIVE DIVIDENDS, ETC.; EXCEPTIONS.

Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except a dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1) A bill shall not be filed within the time provided in section ninety;

     (2) A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

Notwithstanding the provisions of clauses(1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SEC. 97 CERTAIN SHARES PAID FOR BY CORPORATION TO HAVE STATUS OF TREASURY STOCK,
        ETC.

The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SEC. 98 ENFORCEMENT BY STOCKHOLDER OF RIGHT TO RECEIVE PAYMENT FOR HIS SHARES TO
        BE EXCLUSIVE REMEDY; EXCEPTION.

The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                       4-4

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant's Certificate of Incorporation provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law, for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     While the registrant's Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the registrant's Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The registrant's Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said law permitted the registrant to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the registrant's Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the registrant thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     The registrant's Certificate of Incorporation also specifically authorizes the registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the registrant. The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) Opinion of Morgan Stanley & Co. Incorporated, attached as Annex 3 to the proxy statement/prospectus which is a part of this registration statement on Form S-4.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MURRAY HILL, STATE OF NEW JERSEY, ON SEPTEMBER 30, 1999.

                                          LUCENT TECHNOLOGIES INC.
                                          (Registrant)

                                          By:    /s/ DONALD K. PETERSON

                                            ------------------------------------
                                            Name: Donald K. Peterson
                                            Title:  Executive Vice President and
                                                 Chief Financial Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Principal Executive Officer:
Richard A. McGinn          Chairman of the Board
                            and Chief Executive
                                  Officer
Principal Financial Officer:
Donald K. Peterson        Executive Vice President
                            and Chief Financial
                                  Officer
Principal Accounting Officer:
James S. Lusk                Vice President and
                                 Controller
Directors:
  Paul A. Allaire
  Carla A. Hills                             By:
  Drew Lewis                                             /s/ DONALD K. PETERSON
  Richard A. McGinn                                  --------------------------
  Paul H. O'Neill                                    (Donald K. Peterson
  Donald S. Perkins                                  attorney-in-fact)*
  Henry B. Schacht                                 *by power of attorney
  Franklin A. Thomas
  John A. Young                                    Date: September 30, 1999

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
- -------                          -----------                           ----
   2.1** Agreement and Plan of Merger dated as of August 17, 1999, by and among the registrant, Dallas Merger Inc. and Excel
         (included as Annex 1 to the proxy statement/prospectus which is a part of this registration statement on Form S-4).
   4.1*  Provisions of the Certificate of Incorporation of the
         registrant, as amended effective February 17, 1999, that
         define the rights of security holders of the registrant
         (incorporated by reference to Exhibit (3)(i) to the
         registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).
   4.2*  Provisions of the By-Laws of the registrant, as amended effective February 17, 1999, that define the rights of
         security holders of the registrant (incorporated by
         reference to Exhibit (3)(ii) to the registrant's Quarterly
         Report on Form 10-Q for the quarter ended March 31, 1999).
   4.3*  Rights Agreement between the registrant and The Bank of New
         York (successor to First Chicago Trust Company of New York), as rights agent, dated as of April 4, 1996 (incorporated by reference to Exhibit 4.2 to Registration Statement (No.
         333-00703) on Form S-1).
   4.4*  Amendment to Rights Agreement between the registrant and The
         Bank of New York (successor to First Chicago Trust Company of New York), dated as of February 18, 1998 (incorporated by reference to Exhibit (10)(i)5 to the registrant's Annual
         Report on Form 10-K for the period ended September 30,
         1998).
   4.5*  Indenture dated as of April 1, 1996 between the registrant and The Bank of New York, as trustee (incorporated by
         reference to Exhibit 4A to Registration Statement (No.
         333-01223) on Form S-3).
   4.6   Other instruments in addition to Exhibit 4.5 which define
         the rights of holders of long term debt of the registrant
         and all of its consolidated subsidiaries are not filed
         herewith pursuant to Regulation S-K, Item 601(b)(4)(iii)(A).
         Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.
   5.1   Opinion of Pamela F. Craven, Vice President -- Law and
         Secretary of the registrant, as to the legality of the
         securities to be issued.
   8.1   Opinion of Testa, Hurwitz & Thibeault, LLP as to certain
         United States federal income tax consequences of the merger.
  10.1   Stockholders Agreement dated as of August 17, 1999, between the registrant and Robert P. Madonna and The Madonna Family
         Limited Partnership (included as Annex 2 to the proxy
         statement/prospectus which is a part of this registration
         statement on Form S-4).
  23.1   Consent of Pamela F. Craven, Vice President -- Law and
         Secretary of the registrant (included as part of Exhibit 5.1 to this registration statement).
  23.2   Consent of PricewaterhouseCoopers LLP.

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
- -------                          -----------                           ----
  23.3   Consent of Arthur Andersen LLP.
  23.4   Consent of Testa, Hurwitz & Thibeault, LLP (included as part of Exhibit 8.1 to this registration statement).
  23.5   Consent of Morgan Stanley & Co. Incorporated.
  24.1   Powers of Attorney.
  99.1   Form of Proxy Card to be mailed to holders of Excel common stock.
  99.2   Opinion of Morgan Stanley & Co. Incorporated (included as
         Annex 3 to the proxy statement/prospectus which is a part of this registration statement on Form S-4).

- ---------------
 * Incorporated herein by reference.

** The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.